Exhibit 99.1

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

Central Federal Savings and Loan Association of Rolla Rolla, Missouri Conversion Valuation Appraisal Report Valued as of August 31, 2015 Prepared By Feldman Financial Advisors, Inc. Washington, DC

Feldman Financial Advisors, Inc.

1001 Connecticut Avenue, NW • Suite 840

Washington, DC 20036

202-467-6862 • (Fax) 202-467-6963

August 31, 2015

Board of Directors

Central Federal Savings and Loan

 Association of Rolla

210 West 10th Street

Rolla, Missouri 65401

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of Central Federal Savings and Loan Association of Rolla ("Central Federal" or the "Association") in connection with the simultaneous conversion of the Association from the mutual to stock form of ownership, the issuance of the Association's capital stock to Central Federal Bancshares, Inc. (the "Company"), and the offering of shares of common stock of the Company for sale to eligible depositors of the Association, employee benefit plans of the Association, and other members of the general public (collectively referred to herein as the "Conversion"). In connection with the Conversion, Central Federal also plans to establish and fund a charitable foundation with a contribution of cash and shares of common stock issued by the Company in the offering. This Appraisal is furnished pursuant to the Association's filing of the Application for Conversion ("Application") with the Office of the Comptroller of the Currency ("OCC").

Feldman Financial Advisors, Inc. ("Feldman Financial") is a financial consulting firm that specializes in financial valuations and analyses of businesses and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Association that included discussions with the Association's management, the Association's legal counsel, Lewis Rice LLC, and the Association's independent auditor, Michael Trokey & Company, P.C. In addition, where appropriate, we considered information based on other available sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Association's primary market area and compared the Association's financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Central Federal Savings and Loan

 Association of Rolla

August 31, 2015

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The Appraisal is based on the Association's representation that the information contained in the Application and additional evidence furnished to us by the Association and its independent auditor are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Association and its independent auditor, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

It is our opinion that, as of August 31, 2015, the estimated aggregate pro forma market value of Central Federal (including the shares of common stock to be issued to the charitable foundation) was within a range (the "Valuation Range") of $11,492,000 to $15,548,000 with a midpoint of $13,520,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on an offering price of $10.00 per share, this Valuation Range equates to total shares outstanding of 1,149,200 at the minimum to 1,554,800 at the maximum with a midpoint of 1,352,000 shares. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $17,880,200 or 1,788,020 shares.

The charitable foundation will be funded by a contribution of $100,000 in cash and shares of common stock of the Company equal to 4.0% of the amount of shares sold in the offering. The number of shares issued to the foundation amount to 44,200 at the minimum, 52,000 at the midpoint, 59,800 at the maximum, and 68,770 at the adjusted maximum. Based on the Valuation Range and the contribution of shares to the foundation, the Company will offer for sale a minimum of 1,105,000 shares, a midpoint of 1,300,000 shares, a maximum of 1,495,000 shares, and an adjusted maximum of 1,719,250 shares. The resulting offering range reflects an aggregate amount of $11,050,000 at the minimum, $13,000,000 at the midpoint, $14,950,000 at the maximum, and $17,192,500 at the adjusted maximum.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Central Federal Savings and Loan

 Association of Rolla

August 31, 2015

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The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association's operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

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LIST OF TABLES

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INTRODUCTION

As requested, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of Central Federal Savings and Loan Association ("Central Federal" or the "Association") in connection with the simultaneous conversion of the Association from the mutual to stock form of ownership, the issuance of the Association's capital stock to Central Federal Bancshares, Inc. (the "Company"), and the offering of shares of common stock of the Company for sale to eligible depositors of the Association, employee benefit plans of the Association, and other members of the general public (collectively referred to herein as the "Conversion"). This appraisal report is furnished pursuant to the Association's filing of the Application for Conversion ("Application") with the Office of the Comptroller of the Currency ("OCC"). Our estimate of the pro forma market value of Central Federal is expressed in the form of a range (the "Valuation Range") based on regulatory guidelines.

In connection with the Conversion, Central Federal also plans to establish and fund a charitable foundation, the Central Federal Community Foundation, with a contribution of cash and shares of common stock issued by the Company in the offering. The charitable foundation will be funded by a contribution of $100,000 in cash and shares of common stock of the Company equal to 4.0% of the amount of shares sold in the offering

In the course of preparing the Appraisal, we reviewed and discussed with the Association's management and the Association's independent accountants, Michael Trokey & Company, P.C., the audited financial statements of the Association's operations as of and for the years ended December 31, 2013 and 2014 and the unaudited financial statements as of and for

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the six months ended June 30, 2014 and 2015. We also reviewed and discussed with management other financial matters of the Association. Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Association's primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Association operates and assessed the Association's relative strengths and weaknesses.

We examined and compared the Association's financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of the Conversion on the Association's operating characteristics and financial performance as they relate to the estimated pro forma market value of the Association.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association and its independent accountants. We did not independently verify the financial statements and other information provided by the Association and its independent accountants, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion.

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Moreover, because such the Appraisal is necessarily based on estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association's pro forma market value. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The Valuation Range reported in this Appraisal will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association's financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

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I. BUSINESS OF CENTRAL FEDERAL

General Overview

Central Federal is a federal savings association operating out of its single office in Rolla, Missouri. The Association is a community-oriented financial institution, dedicated to serving the financial needs of customers within its market area since it was established in 1952. Central Federal's market area generally consists of Phelps County, Missouri, although it also services customers in the contiguous Missouri counties of Dent, Texas, Crawford, Pulaski, and Maries. The Association offers a variety of loan and deposit products to meet the banking needs of its customers. Central Federal's real estate loans consist primarily of residential mortgage loans, which include owner-occupied and non-owner occupied one- to four-family residential mortgage loans, as well as multi-family residential mortgage loans. The Association also offers commercial loans, primarily secured by commercial real estate, and consumer loans, including automobile and recreational vehicle loans.

As of June 30, 2015, Central Federal had total assets of $62.4 million, net loans of $49.6 million, total deposits of $48.6 million, and total equity capital of $13.7 million or 21.89% of total assets. The Association is subject to extensive regulation, examination, and supervision by the OCC, its primary federal regulator, and the Federal Deposit Insurance Corporation ("FDIC"), its deposit insurer. The Association is a member of the Federal Home Loan Bank ("FHLB") of Des Moines.

Central Federal has amassed a strong capital foundation by emphasizing its financial strength and leveraging its excellent reputation with customers and communities in its market area. The Association continues to stress high quality, personal customer service through an

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honest, straightforward, and upfront marketing approach and has developed a loyal customer base. Central Federal relies on its experienced and committed staff to meet the needs of customers and effectively deliver banking products and services.

The Association's business consists primarily of accepting deposits from the general public in its market area and investing those deposits and funds generated from operations, primarily in residential and commercial real estate loans. At June 30, 2015, residential mortgage loans totaled $31.8 million or 63.7% of the Association's loan portfolio and commercial and multi-family real estate loans amounted to $15.8 million or 31.7% of total loans. Commercial business loans amounted to $1.9 million or 3.8% of total loans, while consumer and other loans totaled $415,000 or 0.8% of total loans as of June 30, 2015. The Association's non-performing assets totaled $974,000 or 1.56% of total assets at June 30, 2015.

Central Federal strives to operate as a strongly capitalized and profitable community financial institution dedicated to providing quality customer service. The Association's current business objectives emphasize residential and commercial/multi-family mortgage lending and Central Federal will continue to offer these types of loans. Another principal business objective of the Association is to build on Central Federal's historic strength of customer loyalty and expand product and service offerings that allow it to increase net interest income while reducing the overall exposure risk from interest rate fluctuations.

The Association believes that its community orientation is attractive to customers and distinguishes it from the larger banks that operate in the local area. Central Federal is presently focused on strengthening and expanding customer relationships to generate additional internal growth from its franchise. Central Federal's business strategy focuses primarily on creating

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sustainable profitability that enables asset growth while enhancing capital. Highlights of the Association's business strategy are as follows:

●	Building on its strengths as a community-oriented financial institution. Central Federal has operated continuously as a community-oriented financial institution since it was founded in 1952. The Association is committed to meeting the financial needs of the local community and is dedicated to providing quality personal service to customers. In that regard, Central Federal is focused on building its customer base in the communities it serves through the enhancement of its products and additional marketing of these products and services. Further, the Association wants to provide its customers the opportunity to become shareholders through the offering of shares for sale in the Conversion.

●	Increasing loan production while maintaining asset quality. Central Federal's amount of total loans outstanding has declined slightly over the past few years due to active competition from lenders in the local market area and secondary market loan pricing. Through additional marketing and the potential addition of more lending personnel, the Association aims to grow its loan portfolio. In growing the loan portfolio, Central Federal will seek to maintain strong asset quality by following prudent underwriting guidelines and utilizing its knowledge of the local market area.

●	Strengthening capital to protect against rising interest rates. Central Federal currently has a strong capital base that is sufficient for interest rate risk purposes in the current low interest rate environment given its interest rate risk profile. The Association recognizes that if interest rates rise, having a strong capital base will provide it with additional strength to withstand the impact of rising interest rates. Further, the cash proceeds generated from the Conversion could be used to fund loans or purchase investment securities at higher interest rate levels should interest rates rise, providing additional net interest income.

Central Federal believes that opportunities exist to leverage its staff capabilities and creativity by cultivating its existing customer base and developing new products and services. The Association is considering ways to strengthen its full service capability, including implementing an effective and competitive pricing strategy and introducing incentives that reward customer loyalty with discounts and cost incentives. Further, the Association may explore upgrading its information technology infrastructure to expand electronic banking

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products and services. The Association recognizes that new product implementation, especially with regard to loans, will require cross training of personnel to assist the loan officers in originating, underwriting, and completing loan transactions. The Association plans to hire a Chief Financial Officer and seek recruitment of an additional loan officer to fulfill identified staffing needs.

While the Association's present equity capital level is solid at 21.89% of total assets as of June 30, 2015, Central Federal believes it must raise additional capital in order to facilitate its growth objectives and loan generation, and provide a greater cushion in response to the risk profile associated with uncertain economic conditions and unproven expansion opportunities. Due to a slowdown in profitability, the buildup of retained earnings and capital from net income has been curtailed and asset growth has been stagnant. The Association reported earnings of $229,000 and $119,000 for the years ended December 31, 2013 and 2014, respectively. Central Federal's return on average assets ("ROA") declined from 0.35% in 2013 to $0.18% for 2014. For the six months ended June 30, 2015, the Association reported net income of $81,000 for an annualized ROA of 0.26%.

As a stock company upon completion of the Conversion, the Association will be organized in the form used by commercial banks, most major corporations, and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of capital stock will allow the Association the flexibility to increase its equity capital position more rapidly than by accumulating earnings.

The Association also believes that the ability to attract new capital also will help address the needs of the communities it serves and enhance its ability to expand or to make acquisitions.

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After the Conversion, the Association will have increased ability to merge with or acquire other financial institutions or business enterprises. Finally, the Association expects to benefit from its employees and directors having stock ownership in its business, since that is viewed as an effective performance incentive and a means of attracting, retaining, and compensating employees and directors.

In summary, Central Federal's primary reasons for implementing the Conversion and undertaking the offering are to:

●	increase the capital base of the Association and support the implementation of its business plan;

●	improve profitability and earnings through reinvesting and leveraging the capital proceeds, primarily through the Association's traditional lending and investing activities;

●	strengthen the Association's capital base from a safety and soundness perspective in light of the current regulatory and economic environment, thereby enhancing its ability to manage risk;

●	enhance the competitive position of the Association through expanded capacity for organic growth, branch expansion, or acquisitions of other financial institutions;

●	implement equity compensation plans to retain and attract qualified directors, officers, and staff; and

●	help the Association to maintain and further expand philanthropic endeavors to the communities it serves through the formation and funding of the charitable foundation.

The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in the Association's economic and competitive environment, and recent management initiatives. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Association's balance sheets as December 31, 2013 and 2014 and

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June 30, 2015. Exhibit II-2 presents the Association's income statements for the years ended December 31, 2013 and 2014 and for the six months ended June 30, 2014 and 2015.

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Financial Condition

Table 1 presents selected data concerning the Association's financial position as of December 31, 2013 and 2014 and June 30, 2015. Table 2 displays relative balance sheet concentrations for the Association as of similar periods.

Table 1

Selected Financial Condition Data

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30,	December 31,
	2015	2014	2013

Total assets	$ 62,424	$ 63,977	$ 64,763
Cash and cash equivalents	8,636	7,902	7,258
Certificates of deposit	2,480	2,480	2,480
Securities available for sale	33	31	44
Federal Home Loan Bank stock	77	78	78
Total loans, net	49,624	52,184	53,559
Premises and equipment, net	709	739	735
Foreclosed assets	508	243	243
Total deposits	48,642	50,282	51,175
Other liabilities	118	113	117
Total equity	13,664	13,582	13,471

Source: Central Federal, financial statements.

Asset Composition

The Association's total assets amounted to $62.4 million at June 30, 2015, reflecting approximately a 2.8% or $1.6 million decrease from total assets of $64.0 million at December 31, 2014. The decline in total assets was primarily attributable to shrinkage of the loan portfolio by $2.6 million from $52.2 million at December 31, 2014 to $49.6 million at June 30, 2015. Central Federal's total assets declined by $786,000 from $64.8 million at December 31, 2013 to

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$64.0 million at December 31, 2014 as net total loans declined by $1.4 million over the corresponding period. While the loan portfolio decreased by $2.3 million between December 31, 2013 and June 30, 2015, cash and cash equivalents increased by $1.4 million over the same period. The recent decrease of the Association's loan portfolio was primarily attributable to weak loan demand and competitive interest rates in the local market area.

As a result of the decrease in loans outstanding, the ratio of net total loans to total assets declined from 82.7% at December 31, 2013 to 79.5% at June 30, 2015. Conversely, the aggregate balance of cash and investments increased from 15.2% at December 31, 2013 to 18.0% at June 30, 2015. Total deposits have also exhibited a downward trend and the ratio of total deposits to total assets declined from 79.0% at December 31, 2013 to 77.9% at June 30, 2015.

Table 2

Relative Balance Sheet Concentrations

As of December 31, 2013 and 2014 and June 30, 2015

(Percent of Total Assets)

	June 30,	December 31,
	2015	2014	2013

Cash and investments	17.98%	16.40%	15.22%
Total loans, net	79.50	81.57	82.70
Premises and equipment, net	1.14	1.16	1.13
Foreclosed assets	0.81	0.38	0.38
Other assets	0.57	0.50	0.57
Total assets	100.00%	100.00%	100.00%

Total deposits	77.92%	78.59%	79.02%
Other liabilities	0.19	0.18	0.18
Total liabilities	78.11	78.77	79.20
Total equity	21.89	21.23	20.80
Total liabilities and equity	100.00%	100.00%	100.00%

Source: Central Federal, financial statement data.

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Lending is the principal business activity of Central Federal, and its loan portfolio constitutes the largest portion of its assets and is the predominant source of its income. The largest segment of the Association's loan portfolio is real estate mortgage loans, consisting primarily of residential mortgage loans (including one- to four-family and multi-family and home equity loans), and, to a lesser extent, commercial real estate loans, commercial business loans, construction loans and consumer loans. Central Federal is a portfolio lender and retains in its portfolio substantially all loans that it originates. Virtually all of the Association's secured loans are secured by properties located in Central Federal's primary lending area, which it defines as Phelps County, Missouri.

As presented in Exhibit II-3, the Association's current loan portfolio is comprised almost entirely of real estate loans. At June 30, 2015, real estate lending comprised in excess of 98% of the total loan portfolio and included residential mortgage loans and commercial real estate loans (generally consisting of loans secured by non-owned occupied multi-family residential real estate, retail stores, and other commercial real estate). The Association intends to continue to emphasize residential and commercial lending with a focus on full-service relationship banking in its primary market area.

For the year ended December 31, 2014, Central Federal originated $8.1 million of total loans. Residential mortgage loans accounted for $5.3 million of total loan originations in 2014, followed by $1.7 million of commercial and multi-family real estate loans and $800,000 of commercial business loans. For the six months ended June 30, 2015, the Association originated $4.5 million of loans, reflecting an increase from $3.9 million in the prior year's period.

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Residential loan originations accounted for $2.6 million and commercial and multi-family loan originations totaled $1.6 million during the first half of 2015.

At June 30, 2015, Central Federal had $31.8 million in residential mortgage loans, which represented 63.7% of its total loan portfolio and was comprised of one- to four-family residential mortgage loans ($17.7 million), non-owner occupied one- to four-family real estate loans ($10.2 million), one- to four-family construction loans ($1.2 million), home equity lines of credit and other junior lien loans ($1.7 million), and land loans ($995,000). Residential real estate loans have declined from $35.6 million at December 31, 2013 to $34.2 million at December 31, 2013 and $31.8 million at June 30, 2015. At year-end 2014, approximately 46.0% of the Association's residential loans that were due after one year had fixed interest rates and 54.0% had floating or adjustable interest rates.

The Association's origination of residential mortgage loans enables borrowers to purchase or refinance existing one- to four-family residences, virtually all of which are located in Central Federal's primary market area. The Association offers adjustable-rate and fixed-rate residential mortgage loans with terms of up to 30 years. Because it has not historically sold any of the one- to four-family residential real estate loans that it originated, the Association has not originated these loans in conformance with either Fannie Mae or Freddie Mac underwriting guidelines (although the Association believes its underwriting guidelines are substantially similar). Central Federal generally does not originate or fund fixed-rate mortgage loans to hold in its loan portfolio at the present time; however, it has previously made long-term, fixed-rate loans as part of its lending program. Approximately $15.8 million of such loans remained in its portfolio as of June 30, 2015.

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To the extent that it currently participates in the origination of long-term, fixed-rate residential mortgage loans, the Association does so under the terms of loan brokerage arrangements that it has entered into with another financial institution. Under this arrangement, Central Federal assists in the completion of a loan application and obtains certain financial information about the applicant on behalf of the originating institution, which then underwrites the loan pursuant to its own lending policies, and, if it approves the loan, funds the loan directly. The Association receives a fee for its services as described above. Central Federal does not offer residential mortgages with negative amortization, and it does not make interest-only residential mortgages. Furthermore, the Association does not offer, and has not offered, subprime or no-documentation mortgage loans.

Central Federal has observed a significant demand for residential real property used for investment or income purposes in its primary market area. This demand arises primarily from a high demand for off-campus housing for students attending the Missouri University of Science and Technology. The Association underwrites and prices one- to four-family residential real estate loans that are non-owner occupied as commercial real estate loans. Such loans are subject to a maximum loan-to-value ratio of 80% and are offered at fixed rates with a term of one, three or five years and with payments based on a 25-year amortization schedule. Residential real estate loans secured by one- to four-family, non-owner occupied properties amounted to $10.2 million at June 30, 2015.

The Association makes home equity lines of credit and, on occasion, other junior lien loans. Home equity lines of credit are made for terms of up to 20 years at adjustable rates, with the amount of the home equity line, when combined with the amount outstanding under any first

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mortgage, limited to an 80% loan to value ratio. All of the Association's home equity lines of credit currently offered are adjustable-rate loans with rates tied to the prime rate as reported in The Wall Street Journal. The Association's home equity lines of credit are not necessarily secured by residential real estate on which it also maintains the first mortgage. As of June 30, 2015, the Association had $1.7 million of home equity and other junior lien loans.

At June 30, 2015, Central Federal had $15.8 million in commercial mortgage loans, which represented 31.7% of its total loan portfolio and was comprised of loans and lines of credit secured by commercial real estate, including multi-family residential real estate and owner-occupied commercial property. The Association offers multi-family residential real property loans with fixed rates, with a one, three or five year maturity, with payments on a 25-year amortization schedule, and that are subject to a loan-to-value ratio of 80% of the lesser of appraised value or the purchase price. Central Federal also offers multi-family residential construction loans and commercial construction loans with a maximum loan-to-value ratio of 80%. The Association offers commercial (non-residential) real estate loans with a maximum loan-to-value ratio of 80% of the lower of the appraised value or the purchase price of the property, with one, three or five year terms and payments on a 25-year amortization schedule. Commercial real estate lines of credit are made available with a one year maturity.

Almost all of the Association's commercial real estate loans are collateralized by office buildings, mixed-use properties, and non owner-occupied, residential real estate located in Phelps County. Multi-family rental properties, churches, health and beauty businesses and other retail establishments are the predominant forms of real estate collateral in the Association’s commercial real estate loan portfolio. Loans secured by one- to four-family investment

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properties generally involve a greater degree of risk than one- to four-family owner occupied mortgage loans. Because payments on loans secured by one- to four-family investment properties are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Central Federal requires all properties securing commercial mortgage loans to be appraised by a licensed, independent appraiser.

Commercial business loans amounted to $1.9 million or 3.8% of total loans at June 30, 2015. Central Federal makes a relatively limited amount of commercial business loans that are either secured by assets other than real property or that are not secured. For secured commercial loans and lines of credit, the interest rate and other terms are determined based upon the financial condition, including net worth, of the borrower as well as the type of collateral to secure the loan. Collateral for secured commercial business loans generally consists of the borrower’s accounts receivable, inventory, and furniture, fixtures and equipment, although deposit accounts at Central Federal may also be pledged. The Association makes unsecured commercial extensions of credit if the financial condition of the borrower is sufficient to support the loan. Most of the Association's unsecured commercial credits consist of lines of credit. Central Federal is currently evaluating supplementing its commercial business loan originations with some limited purchases of the guaranteed portion of Small Business Administration ("SBA") loans, which are short term loans with fixed rates. The Association anticipates that commercial business loan may become a slightly larger component of its loan portfolio composition through originations supplemented with purchases of SBA loans.

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The Association's consumer lending consists primarily of loans secured by used automobiles or other personal vehicles and, to a lesser extent, unsecured personal loans and loans secured by deposit accounts at Central Federal. As of June 30, 2014, the Association had consumer loans of $415,000 or 0.8% of the total loan portfolio.

Exhibit II-4 presents a summary of the Association's portfolio of cash, liquidity, and investments as of December 31, 2013 and 2014 and June 30, 2015. Central Federal's primary investment objectives are: (i) to provide and maintain liquidity; (ii) to fully employ the available funds of the Association; (iii) to earn an average rate of return on invested funds competitive with comparable institutions; (iv) to manage interest rate risk; and (v) to limit credit and interest rate risk. In recent periods, the Association has placed a heavy emphasis on liquid holdings and maintained a limited amount of investment securities. At June 30, 2015, the Association's cash and investments amounted to $11.2 million or 18.0% of total assets. Cash and cash equivalents along with certificates of deposit in other financial institutions amounted to $11.1 million or 99.0% of the Association's total cash and investments as of June 30, 2015. The Association's securities portfolio consisted of $33,000 of stock in the Federal Home Loan Mortgage Corporation ("Freddie Mac"). The Association also owned $77,000 of stock in the FHLB of Des Moines as of June 30, 2015. As the Association's loan portfolio decreased in recent periods, its holdings of cash and investments increased from $9.9 million at December 31, 2013 to $11.2 million at June 30, 2015.

Liability Composition

Deposits are the Association's primary external source of funds for lending and other investment purposes. The Association has not historically used borrowings actively and had no

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outstanding borrowings at June 30, 2015. Exhibit II-5 presents a summary of the Association's deposit composition as of December 31, 2013 and 2014 and June 30, 2015. Total deposits amounted to $48.6 million or 77.9% of total assets and 99.8% of total liabilities at June 30, 2015. Total deposits decreased by $2.6 million from $51.2 million at December 31, 2013 to $48.6 million at June 30, 2015 as the Association did not aggressively price its deposit rates to attract rollovers of maturing certificate of deposits due to declining liquidity needs. Certificate accounts declined from $28.3 million at December 31, 2013 to $23.4 million at June 30, 2015.

Central Federal generally attracts deposits from within its market area through the offering of a broad selection of deposit instruments, including non-interest bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), statement savings accounts, and certificates of deposit. On occasion, Central Federal will accept deposits, typically in the form of certificates of deposit in denominations in excess of $100,000, from other financial institutions. The Association does not have a formal program or policy with respect to such deposits, which are typically initiated by the other institution; rather, it will accept the deposits if, when the opportunity to accept the deposit arises, its management determine that the deposit is appropriate for the Association. As of June 30, 2015, the amount of deposits from such other financial institutions was $5.5 million.

Central Federal relies on competitive pricing and customer service to attract and retain deposits. The Association offers a variety of deposit accounts with a range of interest rates and terms. The Association periodically reviews and establishes interest rates, maturity terms, service fees, and withdrawal penalties for its deposit accounts. Deposit rates and terms are based primarily on current operating strategies, market interest rates, liquidity requirements, interest

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rates paid by competitors, and deposit growth goals. The Association's deposit pricing strategy has typically emphasized competitive rates on all types of deposits accounts with selective rate pricing implemented periodically in order to attract deposits of a specific type or term.

Certificates of deposit have traditionally been the largest deposit category at Central Federal and accounted for $23.4 million or 48.1% of total deposits at June 30, 2015, as compared to $28.3 million or 55.4% of total deposits at December 31, 2013. Approximately 53.9% or $12.6 million of certificate accounts at June 30, 2015 had remaining maturities of one year or less. The Association has been successful in increasing its transaction accounts, including non-interest bearing demand, NOW, and money market deposit accounts. Transaction accounts have increased from $19.5 million or 38.0% of total deposits at December 31, 2013 to $21.5 million or 44.2% of total deposits at June 30, 2015. For the six months ended June 30, 2015, the annualized cost of the Association's total deposits was 0.95% and the annualized cost of certificate accounts was 1.46%.

As a member of the FHLB of Des Moines, Central Federal is eligible to obtain FHLB borrowings based upon the security of FHLB common stock owned and certain residential real estate loans. The Association also is eligible, upon the satisfaction of collateral security and other requirements, to borrow from the Federal Reserve Bank ("FRB") of St. Louis. While Central Federal has obtained FHLB advances in the past, it had no outstanding borrowings from the FHLB or FRB at June 30, 2015 or December 31, 2014 or 2013.

Equity Capital

Central Federal has historically maintained solid capital levels. In addition, the Association has pursued moderate growth in an effort to preserve its capital strength. The

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Association's total assets have declined from $65.2 million at December 31, 2012 to $62.4 million at June 30, 2015. Over the same period, total equity advanced moderately from $13.2 million at December 31, 2012 to $13.7 million at June 30, 2015. As a result, Central Federal's ratio of total equity to assets increased from 20.32% at December 31, 2012 to 21.89% at June 30, 2015. Because of the Association's consistently low level of profitability, its incremental equity accumulation has been slow. Over the ten-year period from year-end 2004 to year-end 2014, Central Federal's total equity increased at a compound annual growth rate of 0.7%.

Central Federal's capital level remains strong in comparison to minimum regulatory requirements. The Association's regulatory capital ratios of tier 1 leverage capital, tier 1 risk-based capital, common equity tier 1 risk-based capital, and total risk-based capital were 21.35%, 38.39%, 38.39%, and 39.18%, respectively, as of June 30, 2015. In comparison, the minimum regulatory requirements under FDIC guidelines were 4.00%, 4.50%, 6.00%, and 8.00%, and the threshold requirements for regulatory "well capitalized" levels were 5.00%, 6.50%, 8.00%, and 10.00%, respectively. Based on these regulatory capital ratios and requirements, the Association was considered well capitalized for regulatory purposes as of June 30, 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Income and Expense Trends

Table 3 displays the main components of Central Federal's earnings performance for the years ended December 31, 2013 and 2014 and for the six months ended June 30, 2014 and 2015. Table 4 displays the Association's principal income and expense ratios as a percent of average assets for the corresponding periods. Table 5 displays the Association's weighted average yields on interest-earning assets and weighted average costs of interest-bearing liabilities for the years ended December 31, 2013 and 2014 and for the six months ended June 30, 2014 and 2015.

General Overview

Over the past several years, Central Federal has generated a record of low to moderate profitability. The Association's average ROA for the past five fiscal years ended December 31, 2014 was approximately 0.30%. Central Federal's profitability trends can be characterized by slightly below average net interest spreads and low levels of non-interest income, offset partially by low levels of provision for loan losses and relatively low operating expenses.

The Association's earnings amounted to $229,000 in 2103 and $119,000 in 2014, reflecting ROA results of 0.35% and 0.18%, respectively, and return on average equity ("ROE") results of 1.71% and 0.88%, respectively. Central Federal's very low ROE results stem also from its exceptionally high capital levels in addition to the Association's fundamental earnings components. Central Federal reported net income of $81,000 for the six months ended June 30, 2015, as compared to $38,000 for the six months ended June 30. 2014. The Association realized an annualized ROA of 0.26% for the first half of 2015, as compared to an annualized ROA of 0.12% for the first half of 2014. The annualized ROE for the Association was 1.18% for the six months ended June 30, 2015 versus 0.56% for the six months ended June 30, 2014.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 3

Income Statement Summary

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013

Interest income	$ 1,222	$ 1,230	$ 2,466	$ 2,723
Interest expense	236	250	494	548
Net interest income	986	980	1,972	2,175
Provision for loan losses	-	60	60	-
Net interest income after provision	986	920	1,912	2,175

Non-interest income	32	37	72	(23)
Non-interest expense	893	895	1,805	1,786

Income before income taxes	125	62	179	366
Income tax expense	44	24	60	137
Net income	$ 81	$ 38	$ 119	$ 229

Source: Central Federal, financial statements.

Six Months Ended June 30, 2014 and 2015

Net income increased from approximately $38,000 for the six months ended June 30, 2014 to $81,000 for the six months ended June 30, 2015. The improvement in earnings was attributable mainly to the reduction in the Association's provision for loan losses from $60,000 in the 2014 period to zero for the 2015 period. Pre-tax income increased by $63,000 from $62,000 for the six months ended June 30, 2014 to $125,000 for the six months ended June 30, 2015. The Association's non-accruing loans declined from $979,000 or 1.85% of total loans at June 30, 2014 to $466,000 or 0.93% of total loans at June 30, 2015. Net loan charge-offs were insignificant for both six-month periods in 2014 and 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 4

Income Statement Ratios

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Percent of Average Assets)

	Six Months Ended				Year Ended
	June 30,				December 31,
	2015	(1)	2014	(1)	2014	2013

Interest income	3.85%		3.80%		3.82%	4.16%
Interest expense	0.74		0.77		0.77	0.84
Net interest income	3.10		3.03		3.06	3.32
Provision for loan losses	0.00		0.19		0.09	0.00
Net interest income after provision	3.10		2.84		2.96	3.32

Non-interest income	0.10		0.11		0.11	(0.04)
Non-interest expense	2.81		2.76		2.80	2.73

Income before income taxes	0.39		0.19		0.28	0.56
Income tax expense	0.14		0.07		0.09	0.21
Net income	0.26		0.12		0.18	0.35

(1) Annualized for the six month periods ended June 30, 2014 and 2015.

Source: Central Federal, financial statement data; Feldman Financial calculations.

Non-interest income, consisting largely of customer service fees, declined from $37,000 in the six months ended June 30, 2014 to $32,000 for the six months ended June 30, 2015. The level of annualized non-interest income in relation to average assets declined from 0.11% for the first half of 2014 to 0.10% for the first half of 2015. Non-interest expense was almost unchanged, totaling $895,000 in the 2014 period versus $893,000 in the 2015 period. However, on an annualized basis in relation to average assets, non-interest expense increased from 2.76% to 2.81%. Compensation and employee benefits is the main operating expense category and equaled $525,000 in both 2014 and 2015 periods.

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FELDMAN FINANCIAL ADVISORS, INC.

Year Ended December 31, 2013 and 2014

Central Federal reported net income of $119,000 for the year ended December 31, 2014, as compared to net income of $229,000 for the year ended December 31, 2013. The $110,000, or 48.0%, decrease in net income between the periods was primarily a result of net interest income decreasing $203,000 from the year ended December 31, 2013 to the same period in 2014, and a provision for loan loss of $60,000 in 2014. This decrease was partially offset by a loss on the sale of foreclosed assets of $100,000 during the year ended December 31, 2013, but no such loss occurring in the year ended December 31, 2014.

Net interest income decreased by $203,000 or 9.3% to $2.0 million in 2014 from $2.2 million for 2013. Interest income on loans decreased by $258,000 from 2013 to 2014, while deposit interest expense decreased by $54,000 during that same period. The decrease in loan interest income was primarily a result of the average balance in loans receivable decreasing from $56.1 million for the year ended December 31, 2013 to $52.9 million for the year ended December 31, 2014. Interest expense was $494,000 for the year ended December 31, 2014, which was a $54,000 decrease from interest expense of $548,000 for the year ended December 31, 2013. The decrease in interest expense was a result of average interest-bearing deposits decreasing by $1.6 million from $49.2 million for 2013 to $47.6 million for 2014.

The Association's net interest spread declined by 32 basis points from 3.22% in 2013 to 2.90% in 2014. The reduction in the net interest spread resulted from a decrease of 39 basis points in the yield on interest-earning assets from 4.33% to 3.94%, while the cost of interest-bearing liabilities declined by only 7 basis points from 1.11% to 1.04%. The continued decline of average balances of loans outstanding contributed to the decline in the net interest spread.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 5

Yield and Cost Summary

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013
Weighted Average Yields (1)
Loan receivable	4.70%	4.53%	4.56%	4.76%
Securities and other interest-earning assets	0.57	0.52	0.57	0.79
Total interest-earning assets	3.99	3.92	3.94	4.33

Weighted Average Costs (1)
Certificate of deposit accounts	1.46	1.45	1.46	1.54
Savings accounts	0.32	0.29	0.31	0.32
Money market accounts	0.51	0.53	0.52	0.53
NOW accounts	0.58	0.48	0.55	0.41
Total interest-bearing deposits	1.00	1.03	1.04	1.11

Net interest rate spread (2)	2.99	2.89	2.90	3.22
Net interest margin (3)	3.22	3.12	3.15	3.46

(1) Annualized for the six months ended June 30, 2014 and 2015.

(2) Yield on interest-earning assets less cost of interest-bearing liabilities.

(3) Net interest income divided by average total interest-earning assets.

Source: Central Federal Bancshares, Inc., preliminary prospectus.

Central Federal recorded a $60,000 provision for loan losses for the year ended December 31, 2014, while no provision for loan losses was taken for the year ended December 31, 2013. Net charge-offs increased from $4,000 in 2013 to $132,000 in 2014. The increase in net charge-offs was largely due to one single-family residential loan with a partial charge-off of $104,000 during 2014. Central Federal subsequently proceeded with collections during the six months ended June 30, 2015, during which time this loan was transferred to foreclosed assets.

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FELDMAN FINANCIAL ADVISORS, INC.

Non-interest income increased by $95,000 to $72,000 for the year ended December 31, 2014 from a deficit of -$23,000 for the year ended December 31, 2013. This was mainly attributable to a $100,000 loss on the sale of foreclosed assets occurring in 2013, while there were no gains or losses on sale of foreclosed assets in 2014. Non-interest income amounted to 0.11% of average assets in 2014, compared to -0.04% of average assets in 2013.

Non-interest expense increased by $19,000 in 2014 compared to 2013 due to an increase in compensation and benefits expense of $48,000, which was offset by a decrease in other non-interest expenses of $18,000 and a decrease in foreclosed asset expense of $16,000 from the year ended December 31, 2013 to the same period in 2014. In relation to average assets, non-interest expense increased from 2.73% in 2013 to 2.80% in 2014.

Primarily due to the decrease in net interest income during the year, pre-tax income declined by 51.0% from $366,000 in 2013 to $179,000 in 2014. The Association incurred income tax expense of $137,000 and $60,000 for the years ended December 31, 2013 and 2014, respectively. The decrease in income tax expense reflected a decrease in pre-tax income from 2013 to 2014. The effective tax rate declined slightly from 37.4% for the year ended December 31, 2013 to 37.4% for the year ended December 31, 2014.

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FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

The Association seeks to reduce its earnings vulnerability and capital risk to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. Management actively monitors and manages the Association's interest rate risk exposure. The principal objective of the Association's interest rate risk management function is to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given the Association's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with guidelines approved by the Board of Directors. The Association strives to maintain an acceptable balance between maximizing net interest spread potential and limiting its exposure to changes in interest rates. Central Federal manages the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.

A major source of interest rate risk is a difference in the repricing of assets as compared to the repricing of liabilities. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturity of deposits. As a result, sharp increases in interest rates may adversely affect the Association's earnings while decreases in interest rates may beneficially affect its earnings. The Association seeks to reduce the potential volatility of our earnings by continually improving the matching between our asset and liability maturities and rates.

Central Federal’s goal is to manage asset and liability positions to moderate the effect of interest rate fluctuations on its earnings, while also controlling exposure to interest rate risk

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within policy limits approved by its Board of Directors. These limits and guidelines reflect the Association's tolerance for interest rate risk over both short-term and long-term horizons. The Association also relies on balance sheet management tools such as emphasizing increased liquidity and maintaining very strong capital levels in attempting to mitigate its interest rate risk exposure.

Central Federal currently utilizes economic value of equity ("EVE") analysis to review its level of interest rate risk. The Association measure its interest rate risk through the use of a financial model provided by an outside consulting firm. This model measures interest rate risk by capturing changes in the economic value of assets and liabilities, based on a range of assumed changes in market interest rates. Economic value represents the market value of assets and liabilities. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates, with no effect given to any steps that the Association might take to counter the effect of such interest rate movement.

Table 6 presents the change in the economic value of the Association's equity at June 30, 2015 that would occur in the event of an immediate change in interest rates based on assumptions that it considers to be reasonable. As mentioned previously, these results do not reflect any action that the Association might implement to counteract the change in interest rates. Because of the current level of interest rates, scenarios of down 200-plus basis points have not been considered. As shown in Table 6, the Association's EVE would be negatively impacted by an increase in interest rates and positively impacted from a decrease in interest rates from current

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levels. As interest rates rise, the market value of fixed-rate loans tends to decline due to both the rate increases and slowing prepayments.

Table 6 indicates that the Association's EVE was $17.8 million or 27.12% of the present value of portfolio assets as of December 31, 2013. Based upon the assumptions utilized, an immediate 200 basis point increase in market interest rates would result in a $1.9 million decrease in the Association's EVE and would result in a decrease of 151 basis points in the EVE ratio to 26.35%. An immediate 100 basis point increase in market interest rates would result in a $971,000 decrease in the Association's EVE and a 77 basis point increase in the EVE ratio to 26.35%. Conversely, an immediate 100 basis point decrease in market interest rates would result in an $846,000 increase in the Association's EVE and a 60 basis point increase in the EVE ratio to 27.72%.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 6

Interest Rate Risk Analysis

Economic Value of Equity

As of June 30, 2015

(Dollars in Thousands)

Change in Interest Rates(1) (basis points)	Estimated EVE(2)	Change from Base (000s)	Change from Base (%)	EVE Ratio(3)	Basis Point Change in EVE Ratio
+ 300 b.p.	$15,103	$(2,741)	(15.36)%	24.90%	(222) b.p.
+ 200 b.p.	15,957	(1,887)	(10.58)%	25.61%	(151) b.p.
+ 100 b.p.	16,873	(971)	(5.44)%	26.35%	(77) b.p.
0 b.p.	17,844	—	—	27.12%	—
- 100 b.p.	18,690	846	4.74%	27.72%	60 b.p.

(1) Assumes instantaneous and sustained parallel shifts in interest rates.

(2) EVE is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet items.

(3) EVE divided by the portfolio value of assets.

Source: Central Federal Bancshares, Inc., preliminary prospectus.

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FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 7 summarizes the Association's total non-performing assets ("NPAs") as of December 31, 2013 and 2014 and June 30, 2015. Central Federal has a sustained record of reporting satisfactory asset quality. Total NPAs increased marginally from $1.1 million at year-end 2013 to $1.2 million at year-end 2014, before declining to $974,000 at June 30, 2015. In relation to total assets, NPAs measured 1.7% and 1.9% at December 31, 2013 and 2014, respectively, and declined to 1.6% at June 30, 2015. Including troubled debt restructurings ("TDRs") of $387,000 at June 30, 2015, total NPAs and TDRs amounted to $1.4 million at June 30, 2015 or 2.2% of total assets.

Non-accruing loans at June 30, 2015 consisted of four residential real estate loans totaling $466,000. Non-accruing loans have declined in recent periods from $745,000 at year-end 2013 and $644,000 at year-end 2014. Foreclosed assets at June 30, 2015 consisted of two properties totaling $508,000. The increase in foreclosed assets from $243,000 at year-end 2013 and 2014 was due to a single-family residential property in Cuba, Missouri being foreclosed on during the first half of 2015. The prior years' amount of foreclosed assets represented one commercial real estate property. At June 30, 2015, the Association had one loan (secured by commercial real estate) that was considered a troubled debt restructuring.

Table 8 summarizes the Association's allowance for loan losses as of and for the year ended December 31, 2013 and 2014 and the six months ended June 30, 2014 and 2015. The allowance for loan losses declined from $351,000 at year-end 2013 to $279,000 at year-end 2014 and $278,000 at June 30, 2015. Central Federal recorded a provision for loan losses of $60,000 in 2013, but made no provision in 2014 or for the first half of 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Non-performing Asset Summary

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30,	December 31,
	2015	2014	2013
Non-accruing Loans
Residential real estate	$ 466	$ 590	$ 685
Commercial and multi-family real estate	-	51	57
Consumer and other	-	3	3
Total	466	644	745

Accruing Loans 90 Days or More Past Due:
Residential real estate	-	312	142
Total	-	312	142

Total non-performing loans (NPLs)	466	956	887

Foreclosed assets	508	243	243

Total non-performing assets (NPAs)	$ 974	$ 1,199	$ 1,130

Troubled debt restructurings (TDRs)	$ 387	$ 391	$ 402

Total NPA and TDRs	$ 1,361	$ 1,590	$ 1,532

Total NPLs to total loans	0.9%	1.8%	1.6%
Total NPAs to total assets	1.6%	1.9%	1.7%
Total NPLs and TDRs to total loans	1.7%	2.6%	2.4%
Total NPLs and TDRs to total assets	2.2%	2.5%	2.4%

Source: Central Federal Bancshares, Inc., preliminary prospectus.

Net charge-offs to average loans outstanding increased from $4,000 in 2013 to $132,000 in 2014 due primarily to the write-down of one single-family residential loan. This loan was transferred to foreclosed assets in January 2015. The ratio of allowance for loan losses to NPLs decreased from year-end 2013 to 2014 as a result of the decline in the adjusted experience loss ratio for commercial and multi-family real estate loans. The corresponding ratio increased in the first half of 2015 due to a decrease in the level non-performing loans.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 8

Allowance for Loan Losses

As of or For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013

Allowance at beginning of period	$ 279	$ 351	$ 351	$ 355

Charge-offs:
Residential real estate	-	-	(129)	(2)
Consumer and other	(2)	(4)	(4)	(2)
Total charge-offs	(2)	(4)	(133)	(4)

Recoveries	1	1	1	-
Net charge-offs	(1)	(3)	(132)	(4)

Provision for loan losses	-	60	60	-

Allowance at end of period	$ 278	$ 408	$ 279	$ 351

Net charge-offs to average loans	0.0%	0.0%	0.0%	0.0%
Allowance to NPLs at end of period	59.7%	37.9%	29.2%	39.6%
Allowance to total loans at end of period	0.6%	0.6%	0.5%	0.7%

Source: Central Federal Bancshares, Inc., preliminary prospectus.

There was no provision for loan losses for the six months ended June 30, 2015, compared to a $60,000 provision for loan losses for the six months ended June 30, 2014. Net charge-offs were insignificant for both periods. Management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors. This analysis resulted in no provision for loan losses being required for the six months ended June 30, 2015. The reduction in the level of provision for loan losses reflects lower levels of specific allowances related to impaired loans individually evaluated for impairment, a decrease in non-performing loans, and the stabilization of the quantitative and qualitative factors during the six months ended June 30, 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Subsidiary Activity

Central Federal has no subsidiaries.

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FELDMAN FINANCIAL ADVISORS, INC.

Office Facilities

Central Federal currently conducts business solely from its office in Rolla, Missouri. The Association owns its headquarters office building, which is located at 210 West 10th Street, Rolla, Missouri 65401. The net book value of the premises and equipment at Central Federal was $709,000 as of June 30, 2015.

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FELDMAN FINANCIAL ADVISORS, INC.

Legal Proceedings

Periodically, there may be various claims and lawsuits against Central Federal, such as claims to enforce liens, condemnation proceedings on properties in which it holds hold security interests, claims involving the making and servicing of real property loans, and other issues incident to its business. The Association is not currently a party to any pending legal proceedings that it believes would have a material adverse effect on its financial condition, operating results, or cash flows.

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FELDMAN FINANCIAL ADVISORS, INC.

Market Area

Overview of Market Area

Central Federal is headquartered and maintains its sole office in Rolla, Missouri. Rolla is the largest city and county seat of Phelps County, which had an estimated population of approximately 44,500 in 2015. Rolla is located along Interstate 44 in south-central Missouri, less than 100 miles from major Missouri population centers of St. Louis, Jefferson City, Columbia and Springfield. The Association consider its primary market area to be Phelps County, and it also services customers in the contiguous Missouri counties of Dent, Texas, Crawford, Pulaski, and Maries. Other towns in Phelps County include St. James, Newburg, and Doolittle.

Rolla has an estimated population of approximately 20,200 and is the home of Missouri University of Science and Technology ("Missouri S&T"), a public institution of higher education. Previously known as University of Missouri-Rolla, Missouri S&T was founded in 1870 as one of the first technological schools west of the Mississippi and today is one of the nation's top technological research universities. Most of the approximately 8,600 students at Missouri S&T major in engineering or computer science. Missouri S&T also offers majors in the humanities, social sciences, arts, sciences, and business. Missouri S&T occupies a 284 acre campus in Rolla and is the second largest employer in the city with over 1,300 employees.

The largest employers in the Rolla area include: Phelps County Regional Medical Center (hospital), Missouri S&T (education), Walmart Distribution Center (distribution/warehouse), Rolla Public Schools (education), Walmart Supercenter (retail), Brewer Science (electronics technology), Mercy (healthcare system), Great Circle (youth education and development), U.S. Geological Survey - Rolla Federal Center (government), and the city of Rolla (government).

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9 presents comparative demographic data for the United States, the state of Missouri, Phelps County, and the city of Rolla. Missouri had an estimated population in 2015 of 6.1 million. Population growth in the state measured 1.4% in past five years, behind the national growth rate of 3.5%. For the projected 2015-2020 period, Missouri's population is expected to increase by 1.5%, compared to the national growth rate of 3.5%. Phelps County experienced a 1.4% decline in population during the 2010-2015 period, and is projected to decline by 0.8% in the 2015-2020 period. Rolla exhibited a population increase of 3.1% in the 2010-2015 period, but is expected to slow to 0.2% in the 2015-2020 period.

Reflecting the concentration of college-age population residing in the city, the median age of Rolla is 28.7 years as compared to the state and national median of 38.5 and 37.9 years, respectively. Approximately 43.5% of Rolla's 2015 population was represented by the 15-to-34 year age group, compared to 26.8% and 27.2% for the state and national population aggregates, respectively. The large concentration of college students also contributed to Rolla's below average income levels.

Estimated median household income in 2015 was $36,464 for Rolla and $43,527 for Phelps County. These income levels were below the state median household income of $47,593 and the national median of $53,706. The unemployment rate for June 2015 was 6.5% in Phelps County, compared to the state and national rates of 5.8% and 5.3%, respectively. The unemployment rate for June 2014 was 6.3% in Phelps County. Reflecting the college-age population in the local market, approximately 49.8% of Rolla's total housing units consisted of renter occupied units. In comparison, the state and national aggregates displayed 27.3% and 31.0% levels, respectively, of renter occupied units to total housing units.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Selected Demographic Data

	United		Phelps	City of
	States	Missouri	County	Rolla

Total Population
2015 - Current	319,459,991	6,069,767	44,538	20,156
2020 - Projected	330,689,365	6,160,843	44,191	20,196
% Change 2010-15	3.47%	1.35%	-1.37%	3.05%
% Change 2015-20	3.52%	1.50%	-0.78%	0.20%

Age Distribution, 2015
0 - 14 Age Group	19.12%	19.03%	17.45%	16.16%
15 - 34 Age Group	27.23%	26.80%	33.18%	43.53%
35 - 54 Age Group	26.27%	25.47%	22.39%	19.37%
55- 69 Age Group	17.60%	18.19%	16.55%	12.26%
70+ Age Group	9.77%	10.51%	10.43%	8.68%

Median Age (years)	37.9	38.5	34.5	28.7

Total Households
2015 - Current	121,099,157	2,418,499	17,269	7,902
2020 - Projected	125,616,498	2,461,693	17,148	7,978
% Change 2015-20	3.73%	1.79%	-0.70%	0.96%

Household Income, 2015
< $25,000	23.51%	25.92%	29.17%	37.61%
$25,000 - $49,999	23.85%	26.48%	27.85%	24.21%
$50,000 - $99,999	29.79%	30.18%	29.71%	25.93%
$100,000 - $199,999	17.87%	14.42%	11.56%	10.59%
$200,000+	4.98%	3.00%	1.71%	1.66%

Median Household Income
2015 - Current	$53,706	$47,593	$43,527	$36,464
2020 - Projected	$57,294	$49,964	$46,163	$38,413
% Change 2015-20	6.68%	4.98%	6.06%	5.34%

Average Household Income
2015 - Current	$74,165	$63,793	$55,364	$50,857
2020 - Projected	$79,486	$67,904	$59,688	$54,441
% Change 2015-20	7.17%	6.44%	7.81%	7.05%

Per Capita Income
2015 - Current	$28,840	$26,171	$23,023	$22,684
2020 - Projected	$30,954	$27,930	$24,868	$24,481
% Change 2015-20	7.33%	6.72%	8.01%	7.92%

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FELDMAN FINANCIAL ADVISORS, INC.

Table 9 (continued)

Selected Demographic Data

	United		Phelps	City of
	States	Missouri	County	Rolla

Total Housing Units
2015 - Current	136,668,489	2,772,166	19,612	8,811
2020 - Projected	141,550,772	2,826,663	19,754	8,985
% Change 2015-20	3.57%	1.97%	0.72%	1.97%

Housing Units, 2015
Owner Occupied	78,696,952	1,661,864	10,542	3,517
Renter Occupied	42,402,205	756,635	6,727	4,385
Vacant	15,569,332	353,667	2,343	909

Owner Occupied	57.58%	59.95%	53.75%	39.92%
Renter Occupied	31.03%	27.29%	34.30%	49.77%
Vacant	11.39%	12.76%	11.95%	10.32%

Unemployment Rates
June 2014	6.1%	6.6%	6.3%	NA
June 2015	5.3%	5.8%	6.5%	NA
% Change	-13.1%	-12.1%	3.2%	NA

Source: SNL Financial; Nielsen.

Market Share Analysis

Table 10 displays branch deposit data for financial institutions in Phelps County as of June 30, 2014 (with deposit data adjusted for pending and completed mergers). Central Federal ranked 6th in Phelps County out of 11 financial institutions with total deposits of $51.8 million as of June 30, 2014 and a market share of 6.1%. The Association also ranked 6th in Phelps County as of June 30, 2013 with deposits of $52.1 million. The financial institutions in Phelps County mostly include small community banks, including deposit market share leaders Phelps County Bank and Citizens Bank of Newburg. Large out-of-state regional banks, such as U.S. Bank (Minnesota) and Regions Bank (Alabama) also compete for deposits in Phelps County.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Deposit Market Share in Phelps County (Missouri)

Data as of June 30, 2014

(Adjusted for Pending and Completed Mergers)

				Deposit
				Market	Total
	Financial		Branch	Share	Deposits
Rank	Institution	Type	Count	(%)	($000)

1	Phelps County Bank (MO)	Bank	4	35.11	300,478
2	Citizens Bank of Newburg (MO)	Bank	2	14.91	127,552
3	U.S. Bank NA (MN)	Bank	3	13.13	112,389
4	Town & Country Bank (MO)	Bank	3	12.80	109,578
5	Mid America Bank & Trust Co. (MO)	Bank	1	7.40	63,300
6	Central Federal S&LA of Rolla (MO)	Thrift	1	6.05	51,791
7	First State Community Bank (MO)	Bank	1	3.37	28,864
8	First Community National Bank (MO)	Bank	2	2.88	24,633
9	Maries County Bank (MO)	Bank	1	1.98	16,954
10	Regions Bank (AL)	Bank	1	1.93	16,535
11	Legends Bank (MO)	Bank	1	0.43	3,688

	Total		20	100.00	855,762

Source: SNL Financial.

Table 11 provides residential mortgage market share data for the top 25 lenders in Phelps County in calendar 2013. Not all companies in the market report the sourced data. Out-of-state lenders such as U.S. Bank, Quicken Loans, Regions Bank, Wells Fargo, USAA, Bank of America, and JPMorgan Chase ranked among the top ten residential lenders in the local market area, with U.S. Bank originating $18.2 million and Quicken Loans originating $8.2 million in 2013. In-state lenders among the top ten in 2013 were Town & Country Bank ($8.7 million), First Community National Bank ($7.3 million), and Maries County Bank ($4.8 million). The average residential mortgage loan funded in Phelps County was approximately $125,700 in 2013.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 11

Residential Mortgage Lending
Market Share in Phelps County (Missouri)

Data for 2013

(Adjusted for Pending and Completed Mergers)

				Total	Total
			No. of	Market	Funded
			Funded	Share	Loans
Rank	Company	Type	Loans	(%)	($000)

1	U.S. Bank NA (MN)	Bank	154	17.92	18,178
2	Town & Country Bank (MO)	Bank	77	8.57	8,696
3	Quicken Loans Inc. (MI)	Mortg. Bank	57	8.07	8,185
4	First Community National Bank (MO)	Bank	57	7.16	7,259
5	Maries County Bank (MO)	Bank	41	4.77	4,841
6	Regions Bank (AL)	Bank	39	3.91	3,963
7	Wells Fargo Bank NA (CA)	Bank	34	3.43	3,480
8	USAA FSB (TX)	Thrift	17	2.96	3,003
9	Bank of America NA (NC)	Bank	25	2.74	2,780
10	JPMorgan Chase Bank NA (NY)	Bank	24	2.54	2,579
11	DAS Acquisition Co. LLC (MO)	Mortg. Bank	18	2.47	2,505
12	Equitable Mortgage Corp. (MO)	Mortg. Bank	22	2.27	2,302
13	Mortgage Research Center LLC (MO)	Mortg. Bank	14	2.17	2,201
14	Crescent Mortgage Co. (GA)	Mortg. Bank	19	2.12	2,146
15	Flat Branch Mortgage Inc. (MO)	Mortg. Bank	13	1.85	1,873
16	Navy FCU (VA)	Credit Union	9	1.40	1,422
17	Freedom Mortgage Corp. (NJ)	Mortg. Bank	7	1.29	1,307
18	Plaza Home Mortgage Inc. (CA)	Mortg. Bank	12	1.28	1,295
19	Mortgage Solutions of CO LLC (CO)	Mortg. Bank	9	1.18	1,193
20	Berkadia Commercial Mrtg LLC (PA)	Mortg. Bank	1	1.17	1,185
21	Citibank NA (SD)	Bank	13	1.14	1,156
22	Heritage Community Bank (MO)	Bank	1	1.09	1,108
23	Fifth Third Mortgage Co. (OH)	Mortg. Bank	5	0.88	890
24	Flagstar Bank FSB (MI)	Thrift	6	0.86	873
25	Central Trust Bank (MO)	Bank	3	0.83	840

	Total		807	100.00	101,425

Source:	SNL Financial; prepared from Home Mortgage Disclosure Act data compiled annually by the Federal Financial Institutions Examination Council.

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FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

Central Federal has reported moderate levels of profitability over the past five years with an average ROA of approximately 0.30%. The Association's earnings declined from $229,000 in 2013 (ROA of 0.35%) to $119,000 (ROA of 0.18%) in 2014. For the six months ended June 30, 2015, Central Federal had net income of $81,000 for an annualized ROA of 0.26%. While recent earning results have benefited from little to no provision for loan losses in various periods, the declining balance of loans outstanding place additional pressure on the Association's ability to increase net interest income and drive earnings growth. The trend of a declining net interest margin at Central Federal showed signs of reversing in the first half of 2015, but loan growth will be necessary to sustain any improvements in its net interest margin.

The Association's earnings fundamentals reflect a below average net interest spread and very low levels of revenue generated from non-interest income sources. These factors are offset by a relatively low level of operating expenses and no significant impairment of earnings from asset quality problems. As a result of operating as a traditional thrift institution from one office, the Association has not required an extensive complement of officers and employees. As of June 30, 2015, Central Federal had 13 full-time equivalent employees. However, as it begins to operate as a public company and implement plans to reinvigorate growth, the Association now needs to add a Chief Financial Officer and may also soon need to replace an Executive Vice President and Senior Lending Officer who intends to retire after completion of the Conversion. These personnel actions are likely to contribute to additional pressure on operating expenses and integration risks in the near term. Further, the Company will be challenged to manage operating expenses as stock benefit plans in connection with the Conversion are implemented.

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FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY TRADED THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Association because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the "new issue discount" that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Association with a comparable group of publicly traded thrift institutions (the "Comparative Group"). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Association's pro forma market value.

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FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company ("MHC"). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly traded thrifts.

•	Operating characteristics – An institution's operating characteristics are the most important factors because they affect investors' expected rates of return on a company's stock under various business/economic scenarios, and they influence the market's general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•	Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations, and therefore only considered companies listed on major stock exchanges. We eliminated from the Comparative Group companies with market prices that were materially influenced by announced acquisitions or other unusual circumstances. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•	Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

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FELDMAN FINANCIAL ADVISORS, INC.

The operations of the Association fit the general profile of a small traditional thrift institution, concentrating primarily on residential mortgage lending in its local market and relying significantly on certificates of deposit as a funding source. One- to four-family residential loans remain the core product in the Association's loan portfolio, drawing upon Central Federal's roots as a home lender. However, the Association has diversified its loan mix through the origination of non-owner occupied residential loans, commercial and multi-family real estate loans, residential construction loans, and home equity lines of credit.

In determining the Comparative Group composition, we focused on Central Federal's geographic location, asset size, capitalization, asset quality, and earnings fundamentals. Attempting to concentrate on the Association's performance characteristics and to develop a meaningful number of comparables for valuation purposes, we expanded the criteria for comparable thrifts to include a statistically significant number of companies. In addition, because of the scarcity of candidates meeting the criteria precisely, we increased the asset size constraint to generate a meaningful number of comparables while maintaining non-size related characteristics. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members. We performed a screening of publicly traded thrifts headquartered in the Midwest region of the United States with total assets less than $600 million. We then expanded the selection criteria and applied the following overall selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York, NYSE Amex, or NASDAQ stock markets.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Excludes mutual holding companies – company's majority ownership interest is not held by an MHC.

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FELDMAN FINANCIAL ADVISORS, INC.

•	Geographic location – based in the Midwest region of the country.

•	Seasoned trading issue – company has been publicly traded for at least one year.

•	Financial reporting history – company has reported at least four quarters of financial data as fully converted stock company.

•	Asset size – total assets of less than $600 million.

•	Capitalization – tangible equity to assets ratio greater than or equal to 8.5%.

•	Asset quality – non-performing assets to total assets ratio less than 3.0%.

As a result of applying the stated criteria, the screening process produced a reliable representation of public thrifts. A general operating summary of the eleven companies included in the Comparative Group is presented in Table 12. All of the selected companies are traded on the NASDAQ market. The Comparative Group ranged in asset size from $326.0 million at First Federal of Northern Michigan Bancorp to $564.0 million at HMN Financial. The median asset size of the Comparative Group was $421.4 million, larger than Central Federal's total assets of $62.4 million. There are a seven publicly traded thrifts in the Midwest that have assets below $100 million, but none of them are traded on a major stock exchange. In addition, there are three publicly traded thrifts altogether in Missouri, but none are traded on a major stock exchange.

Four of the Comparative Group members are located in Midwest states contiguous to Missouri (IF Bancorp and Jacksonville Bancorp in Illinois, Madison County Financial in Nebraska, and Poage Bankshares in Kentucky). The remainder of the Comparative Group is distributed among the Midwest states of Indiana, Minnesota, and Ohio. While some differences inevitably may exist between Central Federal and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Comparative Group Operating Summary

As of June 30, 2015

						Tang.
					Total	Equity/
			No. of	IPO	Assets	Assets
Company	City	St.	Offices	Date	($Mil.)	(%)

Central Federal S&LA	Rolla	MO	1	NA	$ 62.4	21.89

Comparative Group
Central Federal Corporation	Worthington	OH	4	12/30/98	339.3	10.30
First Federal of Northern Mich.	Alpena	MI	8	04/04/05	326.0	9.21
HMN Financial, Inc.	Rochester	MN	13	06/30/94	564.0	11.97
IF Bancorp, Inc.	Watseka	IL	6	07/08/11	563.7	14.27
Jacksonville Bancorp, Inc.	Jacksonville	IL	6	07/15/10	305.9	14.14
La Porte Bancorp, Inc.	La Porte	IN	7	10/05/12	521.2	14.58
Madison County Financial, Inc.	Madison	NE	6	10/04/12	318.3	19.45
Poage Bankshares, Inc.	Ashland	KY	9	09/13/11	432.4	15.76
United Community Bancorp	Lawrenceburg	IN	8	01/10/13	521.2	13.22
Wayne Savings Bancshares, Inc.	Wooster	OH	12	01/09/03	421.4	8.99
Wolverine Bancorp, Inc.	Midland	MI	3	01/20/11	357.9	17.30

Source: Central Federal; SNL Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 13 summarizes certain key financial comparisons between Central Federal and the Comparative Group. Tables 14 through 19 contain the detailed financial comparisons of the Association with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, balance sheet composition, asset quality, and growth rates. Financial data for Central Federal, the Comparative Group, and All Public Thrift aggregate were utilized for the latest available period as of or for the last twelve months ("LTM") ended June 30, 2015.

Central Federal's LTM ROA was 0.25%, reflecting profitability below the Comparative Group median of 0.85% and the All Public Thrift median of 0.71%. The Association's lower ROA was attributable mainly to a lower level of non-interest income and a higher level of operating expenses. The Association's LTM ROE was 1.19% and further lagged the Comparative Group median of 5.49%. Central Federal's net interest spread of 2.96% was below the Comparative Group median of 3.13% due to the Association's higher cost of interest-bearing liabilities. The Association's funding base is heavily dependent on certificate accounts and its cost of interest-bearing liabilities was 1.02% versus the Comparative Group median of 0.72%.

Based on core earnings as adjusted to exclude intangibles amortization expense and non-recurring income and expense items, Central Federal's core profitability ratios were equal to its LTM ROA and ROE results. The Association's core ROA of 0.25% was positioned below the Comparative Group median of 0.73% and the All Public Thrift median of 0.72%. The Association's core ROE of 1.19% trailed the Comparative Group median of 5.23% and the All Public Thrift median of 5.33%.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 13

Key Financial Comparisons

Central Federal and the Comparative Group

As of or For the Last Twelve Months Ended June 30, 2015

		Comp.	All Public
	Central	Group	Thrift
	Federal	Median	Median

Profitability
LTM Return on Average Assets (ROA)	0.25%	0.85%	0.71%
LTM Return on Average Equity (ROE)	1.19	5.49	5.54
Core Return on Avg. Assets (Core ROA)	0.25	0.73	0.72
Core Return on Avg. Equity (Core ROE)	1.19	5.23	5.33

Income and Expense (% of avg. assets)
Total Interest Income	3.85	3.58	3.51
Total Interest Expense	0.75	0.54	0.58
Net Interest Income	3.10	3.12	2.95
Provision for Loan Losses	0.00	0.08	0.08
Other Operating Income	0.10	0.60	0.56
Net Secs. Gains and Non-rec. Income	0.00	0.00	0.02
General and Administrative Expense	2.82	2.59	2.79
Intangibles Amortization Expense	0.00	0.00	0.00
Non-recurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	0.38	0.93	0.91

Efficiency Ratio	88.17	72.32	75.00

Yield-Cost Data
Yield on Interest-earning Assets	3.98	3.90	3.81
Cost of Interest-bearing Liabilities	1.02	0.72	0.77
Net Interest Spread	2.96	3.13	3.05
Net Interest Margin	3.20	3.32	3.15

Asset Utilization (% of total assets)
Avg. Interest-earning Assets	96.60	92.89	91.19
Avg. Interest-bearing Liabilities	73.44	70.73	71.37
Avg. Net Interest-earning Assets	23.16	19.52	19.82

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FELDMAN FINANCIAL ADVISORS, INC.

Table 13 (continued)

Key Financial Comparisons

Central Federal and the Comparative Group

As of or For the Last Twelve Months Ended June 30, 2015

		Comp.	All Public
	Central	Group	Thrift
	Federal	Median	Median

Balance Sheet Composition (% of total assets)
Cash and Securities	17.98%	29.38%	21.10%
Loans Receivable, net	79.50	64.68	71.27
Real Estate Owned	0.81	0.10	0.14
Intangible Assets	0.00	0.36	0.02
Other Assets	1.71	4.77	7.47
Total Deposits	77.92	78.72	73.25
Borrowed Funds	0.00	5.87	11.58
Other Liabilities	0.19	0.92	2.91
Total Equity	21.89	14.27	12.15

Loan Portfolio (% of total loans)
Residential Mortgage Loans	60.62	32.85	39.86
Other Real Estate Mortgage Loans	34.66	44.61	35.42
Non-mortgage Loans	4.72	14.16	24.72

Growth Rates
Total Assets	(4.54)	1.44	5.91
Total Loans	(5.39)	5.88	8.65
Total Deposits	(6.08)	2.71	3.92

Regulatory Capital Ratios
Tier 1 Leverage Ratio	21.35	11.47	11.47
Tier 1 Risk-based Capital	38.39	18.16	17.13
Total Risk-based Capital	39.18	19.33	18.40

Credit Risk Ratios
Non-performing Loans(1) /Total Loans	1.71	1.98	1.36
Non-performing Assets(1) / Total Assets	2.18	1.35	1.22
Reserves / Total Loans	0.56	1.55	0.99
Reserves / Non-performing Assets(1)	20.41	41.82	59.83

(1) Includes troubled debt restructurings.

Source: Central Federal; SNL Financial; Feldman Financial.

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FELDMAN FINANCIAL ADVISORS, INC.

As shown in Table 15, the Association's net interest margin of 3.20% trailed the Comparative Group median of 3.32%. The Association's 3.98% yield on interest-earning assets measured favorably against the Comparative Group median of 3.90% due to its heavy concentration of assets allocated to loans versus investments. As of June 30, 2015, Central Federal had net loans equal to 79.5% of total assets versus the Comparative Group median of 64.7%. However, the Association's higher cost of interest-bearing liabilities offset the yield advantage with respect to the Comparative Group.

The Association's non-interest operating income totaled 0.10% of average assets, noticeably lagging behind the Comparative Group and All Public Thrift medians of 0.60% and 0.56%, respectively. Similar to many other small financial institutions, the Association has not developed a broad range of other banking-related services and products that are potential contributors to a larger stream of non-interest revenue. Further, the Association has not sought to increase service charges sharply on banking accounts in order to maintain customer loyalty. The Association's non-interest income ratio at 0.10% of average assets would have ranked below all of the Comparative Group companies. The Association generated no gains on sale of investments or any other non-recurring income for the LTM period.

The Association's operating expense ratio at 2.82% of average assets was slightly higher than the Comparative Group median of 2.59% and All Public Thrift median of 2.79%. The Association's operating expense ratio was lower than the corresponding ratios reported by five of eleven Comparative Group companies. The Association operates from only one office with a substantial deposit size, with a large percentage of deposits comprising certificate of deposit accounts that require limited overhead to service. However, the Association's smaller asset size

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FELDMAN FINANCIAL ADVISORS, INC.

does not lend itself to profuse operating efficiencies in the form of economies of scale and leveraging the core infrastructure to support an expansive franchise.

The Association's operating expenses are expected to increase in the near term as a result of operating as a public company, establishing employee stock benefit plans, and adding new employees. The Association's efficiency ratio (non-interest expense less intangibles amortization expense as a percent of net interest income before provision plus non-interest operating income) was relatively high at 88.2% versus the Comparative Group and All Public Thrift medians of 72.3% and 75.0%, respectively. Central Federal's unfavorable efficiency ratio versus the Comparative Group is related chiefly to its lower level of non-interest income and slightly higher level of non-interest expense.

The Association made no provision for loan losses in the LTM period. In contrast, the median level of loan loss provisions was 0.08% of average assets for the Comparative Group and the All Public Thrift aggregate. Several members of the Comparative Group also reported no provision or net recoveries for the recent LTM period as asset quality continues to stabilize across the thrift industry.

As reflected in Table 18, the overall balance sheet composition of the Association is skewed toward a higher concentration of loans versus that of the Comparative Group. The Association's net total loans amounted to 79.5% of total assets as of June 30, 2015, higher than the median of 64.7% for the Comparative Group. The Association's ratio of cash and securities to total assets was 18.0% and lower than the median of 29.4% of the Comparative Group. The Association had no goodwill or other intangible assets on its balance sheet as of June 30, 2015. The Association's real estate owned measured 0.8% of total assets and was higher than the 0.1%

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FELDMAN FINANCIAL ADVISORS, INC.

level reflected by the Comparative Group median. The Association's ratio of other assets measured 1.7% and was lower than the Comparative Group median of 4.8%.

The Association had no borrowings as of June 30, 2015, as compared to the median borrowed funds as a percentage of total assets of the Comparative Group of 5.9%. The Association's deposit level at 77.9% of total assets was similar to the Comparative Group's median deposit level of 78.7% of total assets. The Association's equity level before the Conversion was 21.9% relative to total assets, which exceeded the Comparative Group and All Public Thrift medians of 14.3% and 12.2%, respectively.

As indicated earlier, Central Federal has historically been a residential mortgage lender, as evidenced in its portfolio mix and its loan mix is not as varied as that of the Comparative Group. The Association's level of residential mortgage loans measured 60.6% of total loans based on regulatory financial data as of June 30, 2015, above the Comparative Group and All Public Thrift medians of 32.9% and 39.9%, respectively. Three members of the Comparative Group, Poage Bankshares, United Community Bancorp, and Wayne Savings Bancshares, also exhibited residential mortgage loan concentrations in excess of 60% of total loans. Conversely, the Association's concentration ratios of non-residential real estate and non-mortgage loans were lower. The Association's ratio of other non-residential mortgage loans was 34.7% of total loans versus the Comparative Group median of 44.6%, and its ratio of non-mortgage loans was 4.7% versus the Comparative Group median of 14.2%.

The Association's recent emphasis on restrained balance sheet growth is reflected in the comparative growth rates. The Association's asset growth rate measured negative 4.5% over the recent LTM period, opposite that of the Comparative Group median growth rate of 1.4% (four

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FELDMAN FINANCIAL ADVISORS, INC.

Comparative Group members recorded asset shrinkage). The Association also exhibited negative growth rates of loans and deposits, while the Comparative Group reported positive median growth rates that measured 5.9% for loans and 2.7% for deposits.

The Association's 2.18% ratio of non-performing assets (including troubled debt restructurings) was positioned above the Comparative Group median of 1.35% and the All Public Thrift median of 1.22%. While Central Federal's asset quality ratios have been maintained at satisfactory levels historically, the delinquency or foreclosure of a single loan can cause its non-performing asset ratios to spurt upward due to its small asset size. The Association's ratio of reserves to total loans was 0.56% versus the Comparative Group and All Public Thrift medians of 1.55% and 0.99%, respectively. Central Federal's 20.4% ratio of reserves to non-performing assets was below the Comparative Group and All Public Thrift medians of 41.8% and 59.8%, respectively.

In summary, the Association's recent earnings performance was below the results exhibited by the Comparative Group, while its asset quality was comparable and its capital position was superior. The Association's profitability is characterized by a slightly below average net interest spread and low levels of non-interest income. The Association's net interest margin is bolstered by the strong capital level which allows for a large concentration of interest-earning assets to be supported by equity as opposed to interest-bearing liabilities. However, Central Federal's net interest spread is still restrained by the yield potential of its residential mortgage loan portfolio along with the higher costs associated with certificate of deposit funding versus transaction accounts. Central Federal's earnings growth outlook will depend largely on the Association's ability to sustain satisfactory loan quality as its grows the portfolio, improve the

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FELDMAN FINANCIAL ADVISORS, INC.

net interest margin across movements in the interest rate environment, and control non-interest expense as it seeks to expand its operations, add new personnel, and transition to a public company.

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FELDMAN FINANCIAL ADVISORS, INC.

Table 14
General Operating Characteristics
As of June 30, 2015

									Tang.
						Total	Total	Total	Common
				No. of	IPO	Assets	Deposits	Equity	Equity
	City/State	Ticker	Exchange	Offices	Date	($000s)	($000s)	($000s)	($000s)

Central Federal S&LA	Rolla, MO	NA	NA	1	NA	62,424	48,642	13,664	13,664

Comparative Group
Central Federal Corporation	Worthington, OH	CFBK	NASDAQ	4	12/30/98	339,313	282,049	34,946	23,577
First Federal of No. Michigan Bancorp	Alpena, MI	FFNM	NASDAQ	8	04/04/05	325,976	269,979	31,069	29,904
HMN Financial, Inc.	Rochester, MN	HMNF	NASDAQ	13	06/30/94	564,001	481,476	67,494	67,494
IF Bancorp, Inc.	Watseka, IL	IROQ	NASDAQ	6	07/08/11	563,668	415,544	80,436	80,436
Jacksonville Bancorp, Inc.	Jacksonville, IL	JXSB	NASDAQ	6	07/15/10	305,926	238,524	45,602	42,875
La Porte Bancorp, Inc.	La Porte, IN	LPSB	NASDAQ	7	10/05/12	521,183	351,598	83,344	74,736
Madison County Financial, Inc.	Madison, NE	MCBK	NASDAQ	6	10/04/12	318,266	221,612	62,676	61,735
Poage Bankshares, Inc.	Ashland, KY	PBSK	NASDAQ	9	09/13/11	432,445	340,416	70,518	67,705
United Community Bancorp	Lawrenceburg, IN	UCBA	NASDAQ	8	01/10/13	521,185	432,537	71,437	68,488
Wayne Savings Bancshares, Inc.	Wooster, OH	WAYN	NASDAQ	12	01/09/03	421,362	353,289	39,433	37,714
Wolverine Bancorp, Inc.	Midland, MI	WBKC	NASDAQ	3	01/20/11	357,882	235,537	61,902	61,902

Source: Central Federal; SNL Financial; Feldman Financial.

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Table 15
General Financial Performance Ratios
As of or For the Last Twelve Months Ended June 30, 2015

			Total	Tang.	Net
	Total	Total	Equity/	Equity/	Interest	Effcy.	LTM	LTM	Core	Core
	Assets	Deposits	Assets	Assets	Margin	Ratio	ROA	ROE	ROA	ROE
	($000s)	($000s)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

Central Federal S&LA	62,424	48,642	21.89	21.89	3.20	88.17	0.25	1.19	0.25	1.19

Comparative Group Average	424,655	329,324	13.94	13.56	3.35	73.80	0.77	5.47	0.72	5.00
Comparative Group Median	421,362	340,416	14.27	14.14	3.32	72.32	0.85	5.49	0.73	5.23

All Public Thrift Average	3,056,235	2,033,827	13.62	12.79	3.17	73.52	0.79	6.53	0.75	6.10
All Public Thrift Median	987,230	704,084	12.26	11.84	3.15	75.00	0.71	5.54	0.72	5.33

Comparative Group
Central Federal Corporation	339,313	282,049	10.30	10.30	3.31	83.12	0.42	3.85	0.42	3.87
First Federal of No. Michigan Bancorp	325,976	269,979	9.53	9.21	3.05	88.77	0.85	8.88	0.50	5.23
HMN Financial, Inc.	564,001	481,476	11.97	11.97	3.37	86.61	0.73	5.81	0.73	5.81
IF Bancorp, Inc.	563,668	415,544	14.27	14.27	2.98	70.67	0.60	3.92	0.60	3.94
Jacksonville Bancorp, Inc.	305,926	238,524	14.91	14.14	3.62	71.47	1.02	6.92	0.92	6.26
La Porte Bancorp, Inc.	521,183	351,598	15.99	14.58	3.32	69.39	0.90	5.59	0.90	5.57
Madison County Financial, Inc.	318,266	221,612	19.69	19.45	3.80	56.12	1.06	5.20	1.09	5.33
Poage Bankshares, Inc.	432,445	340,416	16.31	15.76	4.20	72.32	0.97	6.01	0.85	5.25
United Community Bancorp	521,185	432,537	13.71	13.22	2.68	80.81	0.49	3.55	0.56	4.06
Wayne Savings Bancshares, Inc.	421,362	353,289	9.36	8.99	3.11	75.07	0.47	4.94	0.47	4.94
Wolverine Bancorp, Inc.	357,882	235,537	17.30	17.30	3.41	57.42	0.98	5.49	0.84	4.70

Source: Central Federal; SNL Financial; Feldman Financial.

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Table 16
Income and Expense Analysis
For the Last Twelve Months Ended June 30, 2015

	As a Percent of Average Assets
			Net	Other	Gains &	Loan	Gen. &	Amort.		Pre-tax
	Interest	Interest	Interest	Oper.	Non-rec.	Loss	Admin.	of	Non-rec.	Core
	Income	Expense	Income	Income	Income	Prov.	Expense	Intang.	Expense	Earnings

Central Federal S&LA	3.85	0.75	3.10	0.10	0.00	0.00	2.82	0.00	0.00	0.38

Comparative Group Average	3.71	0.54	3.18	0.68	0.12	0.08	2.86	0.02	0.02	0.90
Comparative Group Median	3.58	0.54	3.12	0.60	0.00	0.08	2.59	0.00	0.00	0.93

All Public Thrift Average	3.56	0.60	2.97	0.88	0.06	0.05	2.88	0.01	0.07	0.92
All Public Thrift Median	3.51	0.58	2.95	0.56	0.02	0.08	2.79	0.00	0.00	0.91

Comparative Group
Central Federal Corporation	3.83	0.72	3.12	0.55	(0.00)	0.10	3.15	0.00	0.00	0.42
First Federal of No. Michigan Bancorp	3.30	0.38	2.92	0.57	0.66	0.08	3.10	0.07	0.05	0.24
HMN Financial, Inc.	3.45	0.22	3.23	1.26	0.00	(0.58)	3.85	0.00	0.00	1.21
IF Bancorp, Inc.	3.44	0.59	2.85	0.60	(0.00)	0.08	2.44	0.00	0.00	0.93
Jacksonville Bancorp, Inc.	3.78	0.42	3.36	1.18	0.15	0.08	3.24	0.00	0.00	1.21
La Porte Bancorp, Inc.	3.58	0.54	3.04	0.49	0.02	0.00	2.47	0.01	0.00	1.06
Madison County Financial, Inc.	4.27	0.59	3.68	0.66	0.00	0.45	2.44	0.04	0.00	1.41
Poage Bankshares, Inc.	4.50	0.54	3.96	0.68	0.42	0.24	3.40	0.08	0.15	0.91
United Community Bancorp	2.93	0.46	2.47	0.71	(0.08)	(0.07)	2.57	0.02	0.00	0.65
Wayne Savings Bancshares, Inc.	3.44	0.47	2.96	0.45	0.00	0.23	2.59	0.00	0.00	0.59
Wolverine Bancorp, Inc.	4.34	0.97	3.37	0.33	0.22	0.30	2.16	0.00	0.00	1.24

Source: Central Federal; SNL Financial; Feldman Financial.

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Table 17
Yield-Cost Structure and Growth Rates
For the Last Twelve Months Ended June 30, 2015

	Avg.	Avg.	Avg. Net
	Int. Earn.	Int.-Bear.	Earning	Avg.	Yield on	Cost of	Net	Asset	Loan	Deposit
	Assets/	Liabs./	Assets/	Equity/	Int.-Earn.	Int-Bear.	Interest	Growth	Growth	Growth
	Assets	Assets	Assets	Assets	Assets	Liabs.	Spread	Rate	Rate	Rate

Central Federal S&LA	96.60	73.44	23.16	21.33	3.98	1.02	2.96	(4.54)	(5.39)	(6.08)

Comparative Group Average	92.74	73.16	19.58	13.91	3.91	0.71	3.20	6.40	7.82	7.11
Comparative Group Median	92.89	70.73	19.52	14.78	3.90	0.72	3.13	1.44	5.88	2.71

All Public Thrift Average	89.92	72.15	17.76	13.10	3.81	0.79	3.07	8.95	14.46	8.45
All Public Thrift Median	91.19	71.37	19.82	12.26	3.81	0.77	3.05	5.91	8.65	3.92

Comparative Group
Central Federal Corporation	87.32	70.30	17.03	10.05	4.07	0.94	3.13	15.23	14.03	16.20
First Federal of No. Michigan Bancorp	91.62	68.86	22.76	9.22	3.45	0.53	2.92	48.31	22.36	59.75
HMN Financial, Inc.	98.96	66.81	32.16	13.00	3.60	0.34	3.26	(7.52)	0.69	(7.91)
IF Bancorp, Inc.	93.28	79.37	13.91	14.81	3.59	0.72	2.87	2.24	7.96	2.71
Jacksonville Bancorp, Inc.	93.38	76.04	17.34	14.78	4.07	0.56	3.51	(0.94)	6.14	(5.38)
La Porte Bancorp, Inc.	90.25	70.73	19.52	15.87	3.90	0.74	3.16	(2.61)	5.88	(1.47)
Madison County Financial, Inc.	92.89	69.84	23.05	19.53	4.41	0.81	3.60	9.34	10.59	3.63
Poage Bankshares, Inc.	91.06	69.72	21.33	15.64	4.78	0.75	4.03	0.68	5.40	4.72
United Community Bancorp	92.05	80.31	11.74	13.69	3.18	0.57	2.61	(1.75)	3.86	(1.61)
Wayne Savings Bancshares, Inc.	94.41	81.09	13.32	9.34	3.61	0.58	3.03	1.44	4.80	1.10
Wolverine Bancorp, Inc.	94.89	71.67	23.22	17.13	4.40	1.31	3.09	5.96	4.32	6.46

Source: Central Federal; SNL Financial; Feldman Financial.

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Table 18
Balance Sheet Composition
As of June 30, 2015

	As a Percent of Total Assets
	Cash &	Net	Real	Intang.	Other	Total	Borrowed	Other	Total	Total
	Securities	Loans	Estate	Assets	Assets	Deposits	Funds	Liabs.	Liabs.	Equity

Central Federal S&LA	17.98	79.50	0.81	0.00	1.71	77.92	0.00	0.19	78.11	21.89

Comparative Group Average	25.32	67.03	0.22	0.44	4.46	77.41	7.59	1.07	86.06	13.94
Comparative Group Median	29.38	64.68	0.10	0.36	4.77	78.72	5.87	0.92	85.73	14.27

All Public Thrift Average	22.75	69.97	0.24	0.64	6.40	72.36	12.51	1.51	86.38	13.62
All Public Thrift Median	21.10	71.27	0.14	0.02	7.47	73.25	11.58	2.91	87.74	12.26

Comparative Group
Central Federal Corporation	11.75	84.33	0.48	0.00	3.44	83.12	5.79	0.78	89.70	10.30
First Federal of No. Michigan Bancorp	43.50	50.84	0.64	0.36	4.66	82.82	7.12	0.52	90.47	9.53
HMN Financial, Inc.	29.38	66.33	0.48	0.00	3.81	85.37	1.77	0.89	88.03	11.97
IF Bancorp, Inc.	NA	63.19	0.01	0.00	NA	73.72	11.00	1.00	85.73	14.27
Jacksonville Bancorp, Inc.	32.94	60.50	0.10	0.89	5.57	77.97	4.76	2.37	85.09	14.91
La Porte Bancorp, Inc.	29.63	63.22	0.11	1.65	5.40	67.46	15.38	1.17	84.01	15.99
Madison County Financial, Inc.	16.77	77.88	0.00	0.30	5.06	69.63	9.27	1.41	80.31	19.69
Poage Bankshares, Inc.	20.11	73.42	0.34	0.65	5.49	78.72	4.09	0.89	83.69	16.31
United Community Bancorp	NA	48.70	0.05	0.57	NA	82.99	2.49	0.81	86.29	13.71
Wayne Savings Bancshares, Inc.	30.07	64.68	0.07	0.41	4.77	83.84	5.87	0.92	90.64	9.36
Wolverine Bancorp, Inc.	13.78	84.19	0.09	0.00	1.93	65.81	15.93	0.96	82.70	17.30

Source: Central Federal; SNL Financial; Feldman Financial.

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Table 19
Regulatory Capital, Credit Risk, and Loan Composition
As of or For the Last Twelve Months Ended June 30, 2015

	Tier 1	Tier 1	Total					Resid.	Other
	Leverage	Risk-	Risk-					1-4	Real Est.	Non-mtg.
	Capital	based	based	NPLs(1)/	NPAs(1)/	Resrvs./	Resrvs./	Mtgs./	Mtgs./	Loans/
	Ratio	Capital	Capital	Loans	Assets	NPAs	Loans	Loans	Loans	Loans

Central Federal S&LA	21.35	38.39	39.18	1.71	2.18	20.41	0.56	60.62	34.66	4.72

Comparative Group Average	11.84	19.06	20.20	2.10	1.59	53.58	1.71	38.78	43.62	17.60
Comparative Group Median	11.47	18.16	19.33	1.98	1.35	41.82	1.55	32.85	44.61	14.16

All Public Thrift Average	12.05	20.04	21.22	2.02	1.74	77.45	1.15	42.15	35.32	22.53
All Public Thrift Median	11.47	17.13	18.40	1.36	1.22	59.83	0.99	39.86	35.42	24.72

Comparative Group
Central Federal Corporation	10.85	11.88	13.14	2.23	2.41	79.28	2.21	20.72	48.29	30.99
First Federal of No. Michigan Bancorp	9.06	17.05	17.90	2.00	1.25	41.82	0.89	48.36	37.48	14.16
HMN Financial, Inc.	12.88	16.84	18.11	1.39	2.67	75.92	2.20	32.85	53.13	14.02
IF Bancorp, Inc.	11.93	18.16	19.33	1.49	0.99	75.18	1.17	42.32	45.07	12.61
Jacksonville Bancorp, Inc.	13.12	18.42	19.68	1.80	1.20	79.43	1.55	28.69	44.61	26.70
La Porte Bancorp, Inc.	16.16	30.87	32.12	1.71	1.20	59.77	1.12	18.99	36.30	44.71
Madison County Financial, Inc.	17.56	16.44	17.70	2.09	0.06	30.06	3.17	16.40	63.95	19.65
Poage Bankshares, Inc.	8.31	22.22	22.96	1.29	1.35	35.88	0.65	62.85	22.81	14.34
United Community Bancorp	11.47	22.54	23.80	4.89	2.48	39.21	1.97	66.65	28.63	4.72
Wayne Savings Bancshares, Inc.	8.81	13.82	14.82	2.26	1.49	37.71	0.97	62.08	31.76	6.16
Wolverine Bancorp, Inc.	10.13	21.38	22.66	1.98	2.40	35.14	2.96	26.62	67.83	5.55

(1) Includes troubled debt restructurings.

Source: Central Federal; SNL Financial; Feldman Financial.

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III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Association's estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of the Association relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Association and thrift institutions in general. Changes in the Association's operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Association or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects
(2)	Financial Condition
(3)	Market Area
(4)	Management
(5)	Dividend Policy

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(6)	Liquidity of the Issue
(7)	Subscription Interest
(8)	Recent Acquisition Activity
(9)	Effect of Government Regulations and Regulatory Reform
(10)	Stock Market Conditions

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor for investors in assessing earnings prospects. The Association's profitability in recent years has varied from low to moderate due to a combination of earnings fundamentals reflecting a declining net interest spread and low levels of non-interest income, offset partially by limited loan loss provisions and controlled operating expenses.

Central Federal's earnings compared unfavorably to the Comparative Group for the recent LTM period. The Association's core earnings amounted to 0.25% of average assets versus the Comparative Group median of 0.73%. The Association's lower net interest spread and lower level of non-interest income were the chief factors contributing to the Association's disadvantage in earnings generation. As discussed earlier, the Association's historical operating strategy has focused on emphasizing residential mortgage lending, maintaining strong capital levels, and operating efficiently.

As its net interest margin is likely to encounter added pressure due to increased competition and possible adverse changes in interest rates, the Association has not yet developed significant sources of non-interest revenue to sustain earnings growth from other business channels. The Association's increased capital position following the Conversion will help to improve its net interest margin across changing interest rate and business cycles, provide added

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FELDMAN FINANCIAL ADVISORS, INC.

interest rate risk protection, and additional leverage capacity to grow the balance sheet. Based on the Association's current earnings fundamentals and recent operating results, we believe that a downward adjustment is warranted to the Association's pro forma market value for earnings prospects relative to the Comparative Group.

Financial Condition

As discussed and summarized in Chapter I, the Association's balance sheet composition reflects a large concentration of real estate loans, a limited amount of investment securities, and a liquidity portfolio comprising cash and cash equivalents along with certificates of deposit in other financial institutions. While Central Federal's loan portfolio has gradually become more varied to include a broader mix in addition to one- to four-family, owner occupied residential loans, the Comparative Group displayed a more diversified loan portfolio mix.

The Association relies on its deposit base as a funding source and has not utilized any borrowed debt in recent years. Certificates of deposit have declined as a percentage of total deposits, but still compose almost half of the Association's deposit base. Based on the financial comparisons reviewed in the prior chapter, we note that the Association has a stronger capital level than the Comparative Group overall but also exhibited a higher level of non-performing assets and smaller level of loan loss reserves. Before the infusion of net capital proceeds, the Association's equity ratio at 21.89% of assets exceeded the 14.27% median of the Comparative Group. The selection criteria for the Comparative Group ensured a collection of companies with solid capital positions and satisfactory asset quality, similar to the Association's financial profile. Therefore, on the whole, we believe that no adjustment is warranted for the Association's financial condition relative to the Comparative Group.

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FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The members of the Comparative Group were drawn from the Midwest region of the country. With only a few exceptions, the overwhelming majority of the Comparative Group companies are not based in a major metropolitan area, similar to Central Federal's geographic location. The Association is located in Rolla, Missouri, which is the county seat of Phelps County. The Rolla-Phelps County area is considered a micropolitan statistical area. Micropolitan areas do not have the economic or political importance of large cities, but are nevertheless significant centers of population and economic production, drawing employees and consumer from a wide local area.

The Comparative Group companies are characterized by a cross-section of market areas that encompass smaller to mid-sized metropolitan areas in the Midwest with relatively stable economies, steady housing values, and moderate population growth prospects, similar to that experienced by the Association's market area. In recognition of these factors, we believe that no adjustment is warranted for market area.

Management

Management's principal challenges are to generate profitable results, monitor credit risks, and control operating costs while the Association competes in an increasingly challenging financial services environment. The normal challenges facing the Association in attempting to deliver earnings growth and enhance its competitiveness remain paramount as it attempts to leverage the stock offering proceeds. Central Federal is led by its President and Chief Executive Officer ("CEO"), Mr. William A. Stoltz, who has a long tenure at Central Federal and extensive experience in the local banking marketplace.

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FELDMAN FINANCIAL ADVISORS, INC.

Historically, as a result of operating a traditional and small thrift institution from one office, the Association has relied on very few officers and employees. Mr. Stoltz has a significant amount of responsibility for the operations of Central Federal and performs a number of different roles, including those of principal financial and accounting officer. The loss of Mr. Stoltz could have a material adverse impact on the operations of Central Federal since he has been instrumental in managing the business affairs of Central Federal.

As a result of its growth plans and transition to a public company, the Association's now needs to add a Chief Financial Officer and additional lending and credit administrative officers, particularly since Mr. Larry D. Thomas, its Executive Vice President and Senior Lending Officer, has expressed the intent to retire after completion of the Conversion. These new employees will be important to Central Federal's operations, but the timing of additional hires is unclear at the present time. The process of hiring these executive officers and integrating them into the Association's organization will impact going-forward operations and must be successfully integrated to have a positive effect on future operating results.

As reflected by its historical financial performance, we believe that investors will view that that the Association is professionally and capably managed currently by an experienced management team. Investors will likely rely upon actual earnings results as the means of evaluating the future performance of Central Federal's management as the Association pursues its growth objectives following the Conversion. Therefore, we have taken the overall set of facts and circumstances regarding the management uncertainties into consideration.

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FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

Following completion of the Conversion, the Board of Directors of the Company will have the authority to declare cash dividends the shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made by the Board at this time with respect to the payment of dividends. In determining whether to declare or pay any dividends, the Company will take into account its financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. In the future, the Board may declare and pay regular cash dividends or periodic special cash dividends. No assurances are given by Central Federal that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods.

Payment of cash dividends has become commonplace among publicly traded thrifts with relatively high capital levels. Of the eleven members of the Comparative Group, nine currently pay regular cash dividends. The average dividend yield of the Comparative Group was 1.33% and the median was 1.36% as of August 31, 2015. The average and median dividend yield of the All Public Thrift aggregate was 1.47% and 1.29%, respectively, as of August 31, 2015. Although Central Federal has yet to establish a policy of paying regular cash dividends, we believe that investors will take note of its solid dividend-paying capacity as evidenced by strong pro forma capital ratios. Therefore, we have concluded that no adjustment is warranted for purposes of dividend policy.

Liquidity of the Issue

With the increased number of market makers and institutional investors following thrift stocks, the majority of thrift stock conversions are able to develop a public market for their new

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FELDMAN FINANCIAL ADVISORS, INC.

stock issues. Most publicly traded thrift stocks continue to be traded on the NASDAQ market. All eleven members of the Comparative Group are listed on the NASDAQ market. In conjunction with the Conversion, Central Federal will not apply to have its common stock listed for trading on the NASDAQ market. Instead, the Company intends to lists its common stock for quotation on the OTC Pink marketplace, which functions as electronic quotation system that displays real-time quotes, last sale prices, and volume information for many over-the-counter ("OTC") securities that are not listed on the NASDAQ or a national stock exchange.

The development and maintenance of a public market, having the desirable characteristics of depth, liquidity and orderliness, depend on the existence of willing buyers and sellers. The number of active buyers and sellers of shares of common stock at any particular time may be more limited on the OTC Pink marketplace versus a national market such as NASDAQ, which may have an adverse effect on the price at which shares of common stock can be sold. Therefore, purchasers of the Company's shares are likely to encounter a limited trading market for this common stock issue. Because of the Association's comparatively smaller capital amount and asset size, its resulting market capitalization will also be smaller than the average $51.2 million and median $57.2 million market value of the Comparative Group. Of the eleven companies in the Comparative Group, all are traded on NASDAQ and indicated a median overall average daily trading volume of approximately 4,000 shares during the past year with each company exceeding a minimum average of approximately 1,100 shares per day. The Association's smaller stock issue and OTC Pink listing do not offer the relative depth of liquidity afforded by the Comparative Group's larger market values and NASDAQ trading history. Therefore, we have concluded that a downward adjustment to the Association's pro forma market value is warranted to address the anticipated illiquidity of its common stock issue.

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FELDMAN FINANCIAL ADVISORS, INC.

Subscription Interest

Central Federal has retained the services of Keefe, Bruyette & Woods to assist in the marketing and sale of the stock offering. The Association's employee stock ownership plan ("ESOP") plans to purchase 8.0% of the total amount of shares to be issued in the stock offering (including shares issued to the foundation). Central Federal expects its directors, executive officers and their associates, to purchase 13,500 shares of common stock in the offering for an aggregate amount of $135,000 based on a $10.00 offering price per share. Except for the ESOP, no person (either alone or together with associates of or persons acting in concert with such person) may purchase in the aggregate more than $300,000 of common stock or 30,000 shares sold in the offering. The minimum purchase in the offering will be 25 shares or an aggregate amount of $250.

Recent subscription interest in thrift stock conversion offerings has been varied. Of the six standard conversion transactions that were completed in the past twelve months, four were fully subscribed by eligible record holders in the subscribed phase and closed at the adjusted maximum of the offering range and two were closed at levels between the midpoint and maximum with the assist of a community offering. As shown in Table 22, the after-market performance of recently converted thrifts has also been mixed with most of the OTC Pink issues notably experiencing no material price change in the near term after-market following the initial public offering ("IPO"). We are not currently aware of any meaningful market evidence or characteristics that may help predict the likely level of interest in Central Federal's subscription offering. Accordingly, absent actual results of the subscription offering, we believe that subscription interest is currently a neutral factor and at present requires no further adjustment.

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Recent Acquisition Activity

Table 20 summarizes recent acquisition activity involving banks and thrifts based in Missouri. Thus far in 2015, there have been eight announced acquisition transactions involving Missouri banks and thrift as selling institutions. Notably, six of the eight acquisition targets had total assets of less than $100 million. Many industry observers believe that the recent banking reform legislation has heightened the regulatory compliance burden in particular on small community banks and thrifts and accelerated the consolidation of smaller institutions into larger banking organizations. Most of the recent Missouri acquisition activity has involved in-state acquirers. However, the two largest selling banks in Missouri during recent years were purchased by two highly acquisitive out-of-state companies: Simmons First National Corporation (Arkansas) and Midland States Bancorp (Illinois). The acquisition valuation ratios paid in the Missouri transactions generally have been similar to nationwide valuation trends for bank and thrift acquisitions. Given that there are significant regulatory restrictions on the ability to acquire control of the Company for a period of three years following the Conversion, we do not believe that acquisition premiums are a significant factor to consider in determining the Company's pro forma market value.

Effect of Government Regulations and Regulatory Reform

In response to the financial crisis of 2008 and early 2009, Congress took actions that were intended to strengthen confidence and encourage liquidity in financial institutions. The Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") was enacted on July 21, 2010, and provided for new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies. The legislation also created the Consumer Financial Protection Bureau that has broad authority to issue regulations governing the services

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and products provided by financial institutions. Community bankers unanimously believe that the implemented legislation will increase compliance costs, raise regulatory capital requirements, alter loan loss provisioning practices, and otherwise adversely impact operations of banks and thrifts. The potential also exists for additional federal or state laws and regulations, or changes in policy, affecting lending and funding practices and liquidity standards.

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulators, Central Federal will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of June 30, 2015, the Association was considered well capitalized, similar to all the members of the Comparative Group. Therefore, given these factors, we believe that no specific adjustment is necessary for the effect of government regulations and regulatory reform.

Stock Market Conditions

Table 21 displays the performance of the SNL All Public Thrift, SNL All Midwest Thrift, SNL <$250 Million-Asset Thrift indexes, as compared to the Standard & Poor's 500-Stock Index ("S&P 500") and the Dow Jones Industrials Average ("DJIA") over various periods. Table 21 also includes the comparative performance the SNL Thrift Pink index of over-the-counter companies. The various public thrift indexes generally tracked directionally the cyclical trends of the broader stock index from 2012 through 2014. The All Public Thrift Index increased by 24.9% in 2013, trailing the 29.6% improvement in the S&P 500, while the SNL Mid-Atlantic Thrift Index advanced 21.3% during this period. The All Public Thrift Index advanced 4.6% in 2014, while the S&P 500 rose 11.4% in 2014. The SNL Thrift Pink Index lagged the All Public Thrift Index in 2013 but eclipsed the larger aggregate in 2014.

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Table 20

Summary of Recent Missouri Acquisition Activity

Transactions Announced Since January 1, 2013

				Seller's Prior Financial Data							Offer Value to
				Total	Equity/	LTM	LTM			Offer	Book	Tang.	LTM	Total
			B/T	Assets	Assets	ROA	ROE	Date	Status	Value	Value	Book	EPS	Assets
Buyer	State	Seller	(1)	($mil.)	(%)	(%)	(%)	Anncd.	(2)	($mil.)	(%)	(%)	(x)	(%)

Average				209.3	10.81	0.42	3.42	NA	NA	35.0	131.1	139.4	14.8	13.61
Median				66.8	9.57	0.62	6.49	NA	NA	7.2	119.5	135.0	13.2	12.47

Citizens Bank	MO	Bank of Macks Creek	B	20.6	5.37	(0.74)	(12.52)	07/28/15	P	NA	NA	NA	NA	NA
Bank of Missouri	MO	Bank Star of the BootHeel	B	93.7	9.31	0.99	11.28	07/23/15	P	NA	NA	NA	NA	NA
First State Bancshares, Inc.	MO	Central Bank	B	264.3	11.29	1.49	13.16	07/09/15	P	NA	NA	NA	NA	NA
Bear State Financial, Inc.	AR	Metropolitan National Bank	B	442.4	13.31	0.25	1.94	06/22/15	P	70.0	118.9	133.2	NM	15.82
Wells Bank of Platte City	MO	Bedison Bancshares, Inc.	B	61.1	9.02	0.99	12.20	04/30/15	P	5.0	108.4	108.7	9.1	10.24
Connections Bancshares, Inc.	MO	Calvert Financial Corporation	B	47.5	12.54	(1.25)	(10.29)	04/28/15	P	3.4	99.2	126.4	NM	12.59
Systematic Savings Bank	MO	Home Savings Bank	T	24.9	8.55	(1.24)	(14.11)	04/08/15	P	NA	NA	NA	NA	NA
Farmers Bank	MO	Flowers National Bank	B	41.3	13.23	0.33	2.55	01/29/15	P	NA	NA	NA	NA	NA
Midwest BankCentre	MO	Southern Bancshares Corp.	B	510.3	11.80	0.62	6.49	12/22/14	C	74.5	148.7	148.7	19.7	14.60
Alliance Bank	MO	Tammcorp, Inc.	B	201.3	9.26	0.72	7.54	11/18/14	P	NA	NA	NA	NA	NA
Sterling Bancshares, Inc.	MO	Bootheel Bancorp, Inc.	B	283.1	8.39	0.67	8.52	10/10/14	C	NA	NA	NA	NA	NA
Northern Missouri Bancshares	MO	Concordia Banc-Management	B	59.7	9.59	1.48	14.83	07/02/14	C	5.1	120.1	120.1	11.2	10.69
Metcalf Bank	MO	Bank of Belton	B	43.2	4.58	(1.79)	(34.48)	06/24/14	C	2.7	136.8	136.8	NM	6.26
Simmons First National Corp.	AR	Liberty Bancshares, Inc.	B	1,062.3	9.55	1.48	16.67	05/28/14	C	206.9	203.9	212.1	13.2	21.42
JamesMark Bankshares, Inc.	MO	Bank of Ash Grove	B	70.9	17.20	1.13	6.97	03/24/14	C	8.4	147.9	147.9	10.0	13.04
Southern Missouri Bancorp	MO	Peoples Service Company	B	272.7	10.66	0.53	4.99	02/25/14	C	23.2	116.6	116.6	18.5	11.96
Farmers State Bank	MO	St. Joseph Bancorp, Inc.	T	34.7	19.75	NA	NA	10/04/13	C	8.1	118.3	118.3	NA	23.44
Bank 21	MO	First National Bank of Carrollton	B	48.8	9.55	0.67	6.53	09/23/13	C	NA	NA	NA	NA	NA
Midland States Bancorp, Inc.	IL	Love Savings Holding Company	B	845.0	7.74	1.32	19.08	09/12/13	C	NA	NA	NA	NA	NA
Southern Bank	MO	Ozarks Legacy Community Fin'l	B	79.8	9.64	0.48	5.02	06/21/13	C	6.2	110.5	161.0	22.3	12.34
Wildcat Bancshares, Inc.	MO	CBR Bancshares Corp.	B	62.6	7.87	0.28	3.51	05/03/13	C	6.4	143.6	143.6	NM	10.93
Preferred Bank	MO	Napoleon Bank	B	33.8	19.65	0.40	1.93	04/16/13	C	NA	NA	NA	NA	NA

(1)  B=bank; T=thrift.

(2)  P=pending; C=completed.

Source: SNL Financial.

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Table 21

Comparative Stock Index Performance

	12/31/12-	12/31/13-	12/31/14-	12/31/12-
Index	12/31/13	12/31/14	08/31/15	08/31/15

SNL All Public Thrift	24.9%	4.6%	7.0%	39.6%
SNL Midwest Thrift	21.3%	11.9%	10.2%	49.6%
SNL Thrift <$250 Million	16.1%	-1.9%	9.4%	24.5%
SNL Thrift Pink	18.7%	14.5%	6.1%	44.2%
S&P 500	29.6%	11.4%	-4.2%	38.3%
Dow Jones Industrials	26.5%	7.5%	-7.3%	26.1%

Source: SNL Financial.

More recently, the overall market has turned decidedly weaker and volatile. The broad market sell-off in August 2015 was spawned by concerns over the economic slowdown in China, declining prices for oil and other commodities, and the uncertain timing of any action by the Federal Reserve to raise interest rates. The DJIA Average fell by 500-plus points in each of two consecutive trading days in late August and entered correction territory (greater than 10% decline from recent peak) as it dipped below 16,000. Through year-to-date August 31, 2015, the DJIA and S&P 500 were down 7.3% and 4.2%, respectively. Before the month of August, financial stocks had outperformed the overall market and managed to preserve some of the year-to-date price appreciation despite the recent sell-off. Concerns over the sustainability of earnings in the banking system related to interest rate pressures, increased expenses stemming from Dodd-Frank reform, and capital adequacy scrutiny related to Basel III continue to place pressure on financial stock issues; however, there also appears to be increased market speculation on merger activity.

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A "new issue" discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings. Table 22 presents a summary of standard full conversion offerings since January 1, 2012.

There were seven standard conversion offerings completed in 2012, three in 2013, nine in 2014, and two thus far in 2015. The after-market price performance of standard thrift conversion IPOs has been generally characterized by stock price increases. Of the 21 standard conversion offerings completed since January 1, 2012, the average and median one-month price changes were 16.3% and 20.0%, respectively. The nine recent OTC Pink conversion issues did not experience the same level of price appreciation and exhibited average and median one-month price changes of 6.7% and 6.1%, respectively. As shown in Table 22, the cumulative price changes for OTC Pink listed conversions reflected an average of 30.4% and median of 22.6%, compared to the NASDAQ listed conversions posting cumulative average and median price gains of 62.2% and 58.7%, respectively.

Historically, newly converted thrifts had been trading upward to a range approaching existing thrift stock valuation levels, but found resistance approaching book value until a discernible trend in earnings improvement was evident. Pricing a new offering at a relatively high ratio in relation to pro forma book value, because of the mathematics of the calculation, would require very large increases in valuations resulting in non-sustainable price-to-earnings ratios and very marginal returns on equity.

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Table 22

Summary of Recent Standard Conversion Offerings

Transactions Completed Since January 1, 2012

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		8/31/15	Price Change			Change
			Conversion	Total	Offering	Book	Tang.	LTM	IPO	Closing	One	One	One	Thru
		Stock	Offering	Assets	Proceeds	Value	Book	EPS	Price	Price	Day	Week	Month	8/31/15
Company	State	Exchange	Date	($mil.)	($mil.)	(%)	(%)	(x)	($)	($)	(%)	(%)	(%)	(%)

Standard — Average				410.2	50.9	62.0	62.5	28.3	NA	NA	16.3	17.0	16.3	48.6
Standard — Median				225.2	27.2	61.1	61.1	23.3	NA	NA	15.0	19.0	20.0	40.9

OTC Listings — Average				117.5	11.1	59.9	60.4	28.5	NA	NA	7.2	9.1	6.7	30.4
OTC Listings — Median				114.7	8.8	60.6	60.6	25.1	NA	NA	7.5	6.0	6.1	22.6

Standard Offerings
First Northwest Bancorp	WA	NASDAQ	01/30/15	924.2	121.7	70.2	70.2	62.5	10.00	12.00	21.8	23.5	25.2	20.0
MW Bancorp, Inc.	OH	OTC Pink	01/30/15	90.4	8.8	56.8	56.8	NM	10.00	14.15	15.0	24.9	20.0	41.5
MB Bancorp, Inc.	MD	OTC Pink	12/30/14	136.1	21.2	60.6	60.6	NM	10.00	12.26	4.5	6.0	6.1	22.6
Melrose Bancorp, Inc.	MA	NASDAQ	10/22/14	194.7	27.2	64.9	64.9	54.0	10.00	14.30	30.5	31.2	31.5	43.0
Pilgrim Bancshares, Inc.	MA	OTC Pink	10/13/14	166.3	21.8	73.3	73.3	50.0	10.00	12.75	11.5	9.4	8.2	27.5
Entegra Financial Corp.	NC	NASDAQ	10/01/14	820.3	65.5	66.5	66.5	7.6	10.00	17.56	32.8	30.7	34.0	75.6
Blue Hills Bancorp, Inc.	MA	NASDAQ	07/22/14	1,823.1	277.7	72.0	74.8	NM	10.00	14.15	23.8	21.5	29.7	41.5
Sunshine Bancorp, Inc.	FL	NASDAQ	07/15/14	201.4	42.3	67.8	67.8	NM	10.00	14.09	20.3	19.0	19.3	40.9
Home Bancorp Wisconsin, Inc.	WI	OTC Pink	04/24/14	114.7	9.0	64.6	64.6	NM	10.00	7.75	(3.9)	(7.4)	(17.5)	(22.5)
Edgewater Bancorp, Inc.	MI	OTC Pink	01/17/14	119.5	6.7	52.7	55.0	NM	10.00	12.25	0.0	2.5	2.5	22.5
Coastway Bancorp, Inc.	RI	NASDAQ	01/15/14	380.5	48.3	72.2	72.2	NM	10.00	11.08	9.2	8.5	1.9	10.8
Quarry City Savings and Loan Assn.	MO	OTC Pink	07/26/13	40.3	4.1	54.2	56.4	13.9	10.00	12.00	7.5	2.0	0.5	20.0
Sunnyside Bancorp, Inc.	NY	OTC Pink	07/16/13	90.6	7.9	63.0	63.0	NM	10.00	9.99	5.0	4.5	0.1	(0.1)
Westbury Bancorp, Inc.	WI	NASDAQ	04/10/13	523.8	50.9	57.7	57.7	NM	10.00	17.43	35.2	35.1	33.3	74.3
Meetinghouse Bancorp, Inc.	MA	OTC Pink	11/20/12	74.1	6.6	64.7	64.7	29.4	10.00	14.04	12.5	27.5	20.0	40.4
Hamilton Bancorp, Inc.	MD	NASDAQ	10/10/12	315.8	37.0	55.7	58.3	NM	10.00	13.67	19.0	17.0	12.5	36.7
Madison County Financial, Inc.	NE	NASDAQ	10/04/12	233.4	31.9	55.2	56.6	6.9	10.00	19.40	48.9	46.1	45.1	94.0
HomeTrust Bancshares, Inc.	NC	NASDAQ	07/11/12	1,564.4	211.6	59.7	59.7	NM	10.00	18.19	17.0	20.0	24.5	81.9
FS Bancorp, Inc.	WA	NASDAQ	07/10/12	300.8	32.4	61.1	61.1	25.6	10.00	23.25	0.1	0.7	2.1	132.5
Wellesley Bancorp, Inc.	MA	NASDAQ	01/26/12	274.4	22.5	59.7	59.7	12.6	10.00	19.50	20.0	20.9	22.9	95.0
West End Indiana Bancshares, Inc.	IN	OTC Pink	01/11/12	225.2	13.6	49.1	49.1	20.9	10.00	22.15	12.6	12.5	20.0	121.5

Source: SNL Financial.

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Accordingly, thrift conversions continue to be priced at discounts to publicly traded companies. This is due to the relatively high pro forma equity ratios, expected low returns on equity, and the uncertainty regarding the prospects of an institution to leverage the balance sheet prudently and effectively in the current low interest rate environment and against the backdrop of unsteady real estate and economic conditions.

The FDIC recently reported that for the quarter ended March 31, 2015, the banking industry reported net income of $39.8 billion, an increase of 6.9% over profits earned in the first quarter of 2014. The average annualized ROA rose slightly to 1.02% from 1.01% in the first quarter of 2014. Almost two out of every three financial institutions reported higher profits than the year before, while only 5.6% were unprofitable. This is lowest percentage of unprofitable institutions since the second quarter of 2005. The average net interest margin fell to 3.02% from 3.16% a year earlier, as higher yielding assets matured and were replaced by lower yielding assets in a low interest rate environment. The average non-current loan rate declined to 1.83% of total loans, marking a seven-year low. Loan loss reserves continue to decline and the average ratio of reserves to total loans fell to 1.45%, the lowest level since the fourth quarter of 2007.

The number of FDIC- insured commercial banks and savings institutions declined from 6,509 to 6,419 in the first quarter. Mergers absorbed 86 institutions, while four insured institutions failed. For a fifth consecutive quarter, no new charters were added. The number of institutions on the FDIC's "Problem List" declined for the 16th consecutive quarter, falling from 291 to 253. Total assets of problem institutions fell from $86.7 billion to $60.3 billion. The average equity to assets ratio for all FDIC-insured institutions increased to 11.18% in the recent quarter, compared to 11.15% n the prior year's quarter.

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Bank and thrift industry earnings results have recently been sustained by stabilizing net interest margins and have been bolstered by significant reductions in provisions for loan losses. Industry operating expenses generally continue to rise in the face of a stabilizing net interest margin and little growth has occurred in non-interest operating income or securities gains. Generally, over the past year, financial institutions have experienced relied on reductions in loan loss provisions to a more normalized level as asset quality has improved to increase net income. While bank and thrift industry capital levels remain strong and asset quality has improved, there continue to be volatile swings in the market for bank and thrift stocks. However, we believe that some of the economic uncertainty has dissipated and believe no adjustment is necessary for stock market conditions.

Adjustments Conclusion

It is our opinion that the Association's pro forma valuation should be discounted relative to the Comparative Group because of factors associated with earnings prospects, management uncertainties, and liquidity of the issue. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. Currently, converting thrifts are often valued at meaningful discounts to peer institutions relative to price-to-book and price-to-tangible book ratios. Due to initially low post-conversion earnings from the reinvestment of net offering proceeds at historically low rates, price-to-earnings ratios may be priced at a premium to established traded companies. It is the judgment of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts or premiums.

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Valuation Approach

In determining the estimated pro forma market value of Central Federal, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share ("P/E"), price-to-book value per share ("P/B"), price-to-tangible book value per share ("P/TB"), and price-to-assets ("P/A"). Table 23 presents the trading market valuation ratios of the Comparative Group and All Public Thrift averages and medians as of August 31, 2015. As shown in Table 23, the average and median P/B ratios for the Comparative Group were 88.2% and 91.8%, respectively. The average and median P/TB ratios for the Comparative Group were 91.1% and 92.4%, respectively. The average and median P/E ratios were 17.9x and 16.1x, respectively. On a core earnings basis, the average and median core P/E ratios of the Comparative Group were 18.7x and 16.3x, respectively. Some companies within the All Public Thrift aggregate reported P/E ratios that were either distortedly high due to low levels of profitability or negative due to losses. Such ratios are represented as not meaningful ("NM") and are not utilized for comparative analysis.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B comparisons. The P/E ratio remains an important valuation ratio in the current thrift stock. However, as noted above, the P/E ratio is not useful for companies reporting negative or low earnings. The Association's LTM earnings and core earnings for the period ended June 30, 2015 December 31, 2013 amounted to $162,000. On a pro forma basis, after making adjustments for re-investment of net offering proceeds and expensing charges related to the implementation various stock benefit plans including the employee stock ownership plan ("ESOP"), a restricted stock plan ("RSP") and stock option plan, Central Federal's earnings are reduced to even lower

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levels close to breakeven or negative profitability depending on the offering assumptions. In the absence of meaningful P/E ratios to compare and apply, more reliance is on placed on the P/B and P/TB ratios to determine trading valuation benchmarks.

Based on our comparative financial and valuation analyses, we concluded that the Association should be discounted relative to the trading valuation ratios of the overall Comparative Group. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma P/B and P/TB ratio of 56.4% for the Association, which reflects an aggregate midpoint of approximately $13.5 million for the Valuation Range (including shares to be issued to the charitable foundation) based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $11.5 million reflects a 51.7% P/B ratio and the resulting maximum value of $15.5 million reflects a 60.5% P/B ratio. The adjusted maximum, computed as an additional 15.0% above the maximum, is positioned at approximately $17.9 million and a P/B ratio of 64.6%. Central Federal's pro forma P/B and P/TB ratios are equivalent since the Association had no intangible assets as of June 30, 2015.

The Association's pro forma midpoint P/B and P/TB ratios of 56.4% reflect a discount of 36.0% to the Comparative Group average P/B ratio of 88.8% and a 38.1% discount to the Comparative Group median P/TB ratio of 91.1%. The Association's pro forma maximum P/B and P/TB of 60.5% reflect a discount of 31.4% to the Comparative Group average P/B and a discount of 33.6% to the Comparative Group average P/TB ratio. At the adjusted maximum, the Association's pro forma P/B and P/TB ratio of 64.6% is positioned at a 26.8% discount to the Comparative Group average P/B and a discount of 29.2% to the Comparative Group median

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P/TB ratio. Based on the Valuation Range as indicated above, the Association's pro forma P/E ratios reflected NM results since the resulting P/E ratios would, if computed, measure 250.0x, 500.0x, 0.0x, and -1,000.0x at the minimum, midpoint, maximum, and adjusted maximum, respectively, of the Valuation Range.

Based on the price-to-assets valuation metric, the Association's pro forma midpoint of the Valuation Range at $13.5 million reflects a corresponding P/A ratio of 18.59%, ranging from 16.19% at the minimum valuation to 20.88% and 23.38% at the maximum and adjusted maximum, respectively. The Association's strong capitalization level resulted in P/A ratios above those of the Comparative Group. At the midpoint of the Valuation Range, Central Federal's pro forma P/A ratio was 18.59% as compared to the Comparative Group average and median P/As ratio of 12.11% and 12.40%, respectively. While the Association's pro forma P/B and P/TB ratios reflect discounts to the Comparative Group, the pro forma P/A ratios represent sizeable premiums to the average Comparative Group P/A ratio of 12.11%, with the premiums measuring 33.6% at the valuation minimum, 53.5% at the midpoint, 72.4% at the maximum, and 93.0% at the adjusted maximum.

On a pro forma basis, the Company's ratio of total equity to assets ranges from 31.32% at the valuation minimum and 32.96% at the midpoint to 34.52% and 36.23% at the maximum and adjusted maximum, respectively, providing a further challenge to produce meaningful returns on equity. In contrast, the Comparative Group's average and median ratios of total equity to assets were 13.94% and 14.27%, respectively.

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Valuation Conclusion

It is our opinion that, as of August 31, 2015, the estimated aggregate pro forma market value of Central Federal (including the shares of common stock to be issued to the charitable foundation) was within a Valuation Range of $11,492,000 to $15,548,000 with a midpoint of $13,520,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Based on an offering price of $10.00 per share, this Valuation Range equates to total shares outstanding of 1,149,200 at the minimum to 1,554,800 at the maximum with a midpoint of 1,352,000 shares. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $17,880,200 or 1,788,020 shares.

In connection with the Conversion, a charitable foundation will be established by Central Federal and funded by a contribution of $100,000 in cash and shares of common stock of the Company equal to 4.0% of the amount of shares sold in the offering. The number of shares issued to the foundation amount to 44,200 at the minimum, 52,000 at the midpoint, 59,800 at the maximum, and 68,770 at the adjusted maximum. Based on the Valuation Range and the contribution of shares to the foundation, the Company will offer for sale a minimum of 1,105,000 shares, a midpoint of 1,300,000 shares, a maximum of 1,495,000 shares, and an adjusted maximum of 1,719,250 shares. The resulting offering range reflects an aggregate amount of $11,050,000 at the minimum, $13,000,000 at the midpoint, $14,950,000 at the maximum, and $17,192,500 at the adjusted maximum.

Exhibit IV-1 displays the assumptions utilized in calculating the pro forma financial consequences of the stock offering. Exhibit IV-2 displays the pro forma financial data at each

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level of the Valuation Range. Exhibit IV-3 provides more detailed data at the maximum valuation. Exhibit IV-4 compares the Association's pro forma valuation ratios with the averages and medians reported by the Comparative Group and All Public Thrifts.

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Table 23

Comparative Pro Forma Market Valuation Analysis

Computed from Market Price Data as of August 31, 2015

	Current	Total	Price/	Price/	Price/	Price/	Price/	Total	Tang.	Current
	Stock	Market	LTM	Core	Book	Tang.	Total	Equity/	Equity/	Dividend
	Price	Value	EPS	EPS	Value	Book	Assets	Assets	Assets	Yield
Company	($)	($mil.)	(x)	(x)	(%)	(%)	(%)	(%)	(%)	(%)

Central Federal S&LA(1)
Pro Forma Minimum	10.00	11.5	NM	NM	51.7	51.7	16.19	31.32	31.32	0.00
Pro Forma Midpoint	10.00	13.5	NM	NM	56.4	56.4	18.59	32.96	32.96	0.00
Pro Forma Maximum	10.00	15.5	NM	NM	60.5	60.5	20.88	34.52	34.52	0.00
Pro Forma Adj. Maximum	10.00	17.9	NM	NM	64.6	64.6	23.38	36.23	36.23	0.00

Comparative Group Average	NA	51.2	17.9	18.7	88.2	91.1	12.11	13.94	13.56	1.33
Comparative Group Median	NA	57.2	16.1	16.3	91.8	92.4	12.40	14.27	14.14	1.36

All Public Thrift Average(2)	NA	457.1	21.6	26.7	110.9	120.8	14.19	13.62	12.79	1.47
All Public Thrift Median(2)	NA	125.0	17.3	18.3	101.5	107.0	13.61	12.26	11.84	1.29

Comparative Group
Central Federal Corporation	1.37	21.7	34.3	34.3	91.9	91.9	6.61	10.30	10.30	0.00
First Federal of No. Michigan	6.39	23.8	8.1	13.9	76.7	79.6	7.31	9.53	9.21	1.88
HMN Financial, Inc.	11.50	51.6	15.1	15.1	76.4	76.4	9.14	11.97	11.97	0.00
IF Bancorp, Inc.	16.85	68.7	20.3	20.1	85.5	85.5	12.19	14.27	14.27	0.59
Jacksonville Bancorp, Inc.	23.56	42.2	13.5	15.0	92.5	98.3	13.78	14.91	14.14	1.36
La Porte Bancorp, Inc.	14.05	78.2	16.1	16.2	94.2	105.1	15.07	15.99	14.58	1.14
Madison County Financial, Inc.	19.40	57.6	16.7	16.3	91.8	93.2	18.09	19.69	19.45	1.29
Poage Bankshares, Inc.	15.43	60.9	13.8	15.9	86.5	90.1	14.10	16.31	15.76	1.56
United Community Bancorp	13.95	64.6	24.5	21.4	90.0	93.9	12.40	13.71	13.22	1.72
Wayne Savings Bancshares, Inc.	13.02	36.2	18.3	18.3	91.9	96.0	8.60	9.36	8.99	2.76
Wolverine Bancorp, Inc.	25.90	57.2	16.1	18.8	92.4	92.4	15.98	17.30	17.30	2.32

(1) Pro forma ratios assume an offering range reflecting gross proceeds of $11.05 million at the minimum, $13.5 million at the midpoint, $14.95 million at the maximum, and $17.1925 million at the adjusted maximum and the issuance of shares to the foundation equal to 4.0% of the amount sold in the offering.

(2) Companies traded on a major exchange; excludes mutual holding companies and companies being acquired in announced merger transactions.

Source: Central Federal; SNL Financial; Feldman Financial.

84

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm's office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, mutual-to-stock conversion valuations, corporate valuations, strategic business plans and retail delivery analysis. Peter previously was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Balance Sheets

Central Federal Savings and Loan Association of Rolla

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

	June 30,	December 31,
	2015	2014	2013

Assets
Cash and due from financial institutions	$ 8,536	$ 7,802	$ 7,158
Federal funds sold	100	100	100
Cash and cash equivalents	8,636	7,902	7,258

Certificates of deposit in financial institutions	2,480	2,480	2,480
Investment securities available for sale	33	31	44
Federal Home Loan Bank stock	77	78	78
Loans receivable, net	49,624	52,184	53,559
Foreclosed assets	508	243	243
Premises and equipment, net	709	739	735
Accrued interest receivable	126	122	140
Deferred tax asset, net	93	104	118
Income taxes receivable	27	40	35
Other assets	111	54	73
Total Assets	$ 62,424	$ 63,977	$ 64,763

Liabilities and Equity
Deposits:
Non-interest bearing deposits	$ 2,186	$ 2,640	$ 2,116
Interest-bearing deposits	46,456	47,642	49,059
Total Deposits	48,642	50,282	51,175
Other liabilities	118	113	117
Total Liabilities	48,760	50,395	51,292

Retained earnings	13,652	13,571	13,452
Accumulated other comprehensive income	12	11	19
Total Equity	13,664	13,582	13,471

Total Liabilities and Equity	$ 62,424	$ 63,977	$ 64,763

Source: Central Federal, financial statements.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Income Statements

Central Federal Savings and Loan Association of Rolla

For the Years Ended December 31, 2013 and 2014

And the Six Months Ended June 30, 2014 and 2015

(Dollars in Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2015	2014	2014	2013

Total interest income	$ 1,222	$ 1,230	$ 2,466	$ 2,723
Total interest expense	236	250	494	548
Net interest income	986	980	1,972	2,175

Provision for loan losses	-	60	60	-
Net interest income after provision	986	920	1,912	2,175

Non-interest income
Customer service fees	22	24	49	48
Loss on sale of foreclosed assets	-	-	-	(100)
Other income	10	13	23	29
Total non-interest income	32	37	72	(23)

Non-interest expense
Compensation and employee benefits	525	525	1,054	1,006
Data processing and other outside services	122	124	256	247
Occupancy and equipment	108	108	215	220
FDIC insurance and regulatory assessment	40	41	83	87
Legal and professional services	26	29	54	55
Supplies, telephone, and postage	22	22	46	40
Foreclosed assets	9	5	11	27
Other expenses	41	41	86	104
Total non-interest expense	893	895	1,805	1,786

Income before income taxes	125	62	179	366
Income tax expense	44	24	60	137

Net Income	$ 81	$ 38	$ 119	$ 229

Source: Central Federal, financial statements.

II-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

Central Federal Savings and Loan Association of Rolla

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

			December 31,
	June 30, 2015		2014		2015
	Amount	Percent	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)	(000s)	(%)

Residential real estate	$ 31,795	63.69	$ 34,179	65.12	$ 34,639	64.22
Commercial and multi-family real estate	15,807	31.66	15,993	30.47	17,469	32.39
Commercial business	1,905	3.82	1,880	3.58	1,329	2.46
Consumer and other	415	0.83	432	0.82	498	0.92
Total Loans	49,922	100.00	52,484	100.00	53,935	100.00

Allowance for loan losses	(278)		(279)		(351)
Net deferred loan fees	(20)		(21)		(25)

Total Loans, Net	$ 49,624		$ 52,184		$ 53,559

Source: Central Federal, financial statements.

II-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Cash and Investments Composition

Central Federal Savings and Loan Association of Rolla

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

			December 31,
	June 30, 2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)	(000s)	(%)

Cash and due from fin'l institutions	$ 8,536	76.04	$ 7,802	74.37	$ 7,158	72.60
Federal funds sold	100	0.89	100	0.95	100	1.01
Certificates of deposit	2,480	22.09	2,480	23.64	2,480	25.15
Securities available for sale	33	0.29	31	0.30	44	0.45
Federal Home Loan Bank stock	77	0.69	78	0.74	78	0.79

Total cash and investments	$ 11,226	100.00	$ 10,491	100.00	$ 9,860	100.00

Source: Central Federal, financial statements.

II-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-5

Deposit Account Distribution

Central Federal Savings and Loan Association of Rolla

As of December 31, 2013 and 2014 and June 30, 2015

(Dollars in Thousands)

			December 31,
	June 30, 2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(000s)	(%)	(000s)	(%)	(000s)	(%)

Non-interest bearing demand	$ 2,186	4.49	$ 2,640	5.25	$ 2,116	4.13
NOW and money market	19,293	39.66	18,936	37.66	17,350	33.90
Savings accounts	3,783	7.78	3,625	7.21	3,361	6.57
Certificates of deposit	23,381	48.07	25,081	49.88	28,348	55.39
Total Deposits	$ 48,642	100.00	$ 50,282	100.00	$ 51,175	100.00

Source: Central Federal, financial statements.

II-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/31/15	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($mil.)	(%)	(%)	(%)	(%)	($)	($mil.)	(x)	(x)	(%)	(%)	(%)	(%)

All Public Thrifts(1)
Anchor Bancorp	WA	ANCB	379	16.80	16.80	2.58	16.50	21.98	56.0	5.5	5.4	88.0	88.0	14.78	0.00
Anchor BanCorp Wisconsin Inc.	WI	ABCW	2,206	15.53	15.53	5.87	54.64	40.91	392.8	3.1	NA	114.6	114.6	17.81	0.00
ASB Bancorp, Inc.	NC	ASBB	783	12.28	12.28	0.35	2.74	24.35	106.8	36.9	38.9	110.9	110.9	13.61	0.00
Astoria Financial Corporation	NY	AF	15,295	10.65	9.55	0.60	5.82	16.17	1,629.8	19.3	19.3	108.7	124.1	10.75	0.99
Athens Bancshares Corporation	TN	AFCB	308	14.23	14.21	0.89	6.37	27.00	48.8	17.6	17.3	111.4	111.6	15.85	0.74
Atlantic Coast Financial Corp.	FL	ACFC	810	9.63	9.63	0.95	9.47	5.30	82.2	11.8	8.1	105.3	105.3	10.14	0.00
Bank Mutual Corporation	WI	BKMU	2,420	11.53	11.53	0.65	5.41	7.23	332.1	21.9	NA	119.3	119.3	13.76	2.77
BankFinancial Corporation	IL	BFIN	1,440	14.71	14.61	2.96	21.32	12.30	252.2	5.9	5.8	119.1	120.0	17.52	1.30
Beneficial Bancorp, Inc.	PA	BNCL	4,736	23.26	21.14	0.51	2.86	12.44	1,030.3	42.0	38.7	93.5	105.7	21.75	0.00
Blue Hills Bancorp, Inc.	MA	BHBK	1,845	22.43	21.90	0.16	0.70	14.15	402.6	NA	NA	97.4	100.4	21.84	0.57
BofI Holding, Inc.	CA	BOFI	5,824	9.16	9.16	1.61	18.20	115.84	1,811.8	21.6	21.3	340.2	340.2	30.90	0.00
Broadway Financial Corporation	CA	BYFC	359	11.04	11.04	1.13	11.38	1.46	31.3	9.7	10.4	107.1	107.1	11.82	0.00
BSB Bancorp, Inc.	MA	BLMT	1,552	9.09	9.09	0.40	4.06	20.92	190.1	32.7	32.7	134.6	134.6	12.24	0.00
Cape Bancorp, Inc.	NJ	CBNJ	1,555	11.11	9.75	0.82	6.61	11.10	157.1	14.2	18.0	90.9	105.2	10.10	3.60
Capitol Federal Financial, Inc.	KS	CFFN	9,131	15.62	15.62	0.72	5.34	12.05	1,668.0	20.8	20.8	117.1	117.1	18.30	2.82
Carver Bancorp, Inc.	NY	CARV	671	8.09	8.09	0.01	0.14	6.26	23.1	56.9	32.6	252.3	252.3	3.70	0.00
Central Federal Corporation	OH	CFBK	339	10.30	10.30	0.42	3.85	1.37	21.7	34.3	34.3	91.9	91.9	6.61	0.00
Charter Financial Corporation	GA	CHFN	1,005	20.79	20.41	0.61	2.77	12.55	205.0	33.9	32.8	98.5	100.9	20.49	1.59
Cheviot Financial Corp.	OH	CHEV	581	16.53	14.98	0.40	2.39	14.32	97.3	40.9	43.9	101.3	113.9	16.75	2.79
Chicopee Bancorp, Inc.	MA	CBNK	672	13.20	13.20	0.30	2.11	16.30	85.9	44.1	44.1	96.8	96.8	12.78	1.96
Clifton Bancorp Inc.	NJ	CSBK	1,153	30.17	30.17	0.72	2.38	13.79	356.2	40.6	50.9	102.9	102.9	31.06	1.74
Coastway Bancorp, Inc.	RI	CWAY	499	14.18	14.18	0.17	1.10	11.08	54.3	61.6	61.6	76.8	76.8	10.89	0.00
Dime Community Bancshares, Inc.	NY	DCOM	4,645	10.29	9.20	1.06	10.19	17.03	633.3	13.0	14.1	132.5	150.0	13.64	3.29
Elmira Savings Bank	NY	ESBK	573	9.47	7.46	0.65	6.34	19.67	53.6	20.7	21.9	120.4	167.0	9.51	4.68
Entegra Financial Corp.	NC	ENFC	970	13.11	13.11	2.56	24.81	17.56	115.0	5.0	4.9	90.4	90.4	11.86	0.00
Equitable Financial Corp.	NE	EQFN	NA	NA	NA	NA	NA	8.03	27.9	NA	NA	134.1	134.1	13.89	0.00
ESSA Bancorp, Inc.	PA	ESSA	1,599	10.72	10.03	0.63	5.74	12.93	147.6	13.9	13.7	86.2	92.8	9.24	2.78
EverBank Financial Corp	FL	EVER	24,120	7.54	7.35	0.64	7.88	19.78	2,465.0	19.6	NA	147.6	152.1	10.28	1.21
First Capital, Inc.	IN	FCAP	477	12.25	11.25	1.17	9.59	26.77	73.9	13.5	13.4	126.7	139.6	15.49	3.14
First Connecticut Bancorp, Inc.	CT	FBNK	2,626	9.10	9.10	0.47	4.90	17.00	270.7	21.8	23.8	113.2	113.2	10.31	1.41
First Defiance Financial Corp.	OH	FDEF	2,197	12.57	9.96	1.22	9.58	37.69	349.7	13.7	13.8	126.6	164.5	15.92	2.12
First Federal of No. Mich. Bancorp	MI	FFNM	326	9.53	9.21	0.85	8.88	6.39	23.8	8.1	13.9	76.7	79.6	7.31	1.88
First Financial Northwest, Inc.	WA	FFNW	944	18.80	18.80	1.10	5.67	12.24	176.5	17.0	17.0	100.3	100.3	18.86	1.96

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/31/15	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($mil.)	(%)	(%)	(%)	(%)	($)	($mil.)	(x)	(x)	(%)	(%)	(%)	(%)

First Northwest Bancorp	WA	FNWB	937	20.35	NA	(0.58)	(4.13)	12.00	157.2	NM	119.7	82.4	NA	16.78	0.00
Flagstar Bancorp, Inc.	MI	FBC	12,139	11.95	11.95	0.57	4.32	20.33	1,147.3	35.7	13.7	96.9	96.9	9.66	0.00
Fox Chase Bancorp, Inc.	PA	FXCB	1,090	15.95	15.95	0.86	5.30	17.26	199.6	20.8	20.1	114.9	114.9	18.32	3.24
FS Bancorp, Inc.	WA	FSBW	569	12.46	12.46	1.48	11.50	23.25	75.3	9.2	9.2	106.3	106.3	13.25	1.20
Georgetown Bancorp, Inc.	MA	GTWN	272	11.37	11.37	0.54	4.81	18.97	34.7	23.1	23.1	112.2	112.2	12.76	1.00
Hamilton Bancorp, Inc.	MD	HBK	291	20.69	19.92	(0.00)	(0.01)	13.67	46.7	NM	NM	77.5	81.2	16.03	0.00
Hingham Institution for Savings	MA	HIFS	1,634	7.94	7.94	1.18	14.83	116.98	249.0	13.7	13.7	191.9	191.9	15.24	0.96
HMN Financial, Inc.	MN	HMNF	564	11.97	11.97	0.73	5.81	11.50	51.6	15.1	15.1	76.4	76.4	9.14	0.00
Home Federal Bancorp, Inc.	LA	HFBL	370	11.73	11.73	0.96	7.51	22.00	46.4	13.3	13.4	107.0	107.0	12.55	1.45
HomeStreet, Inc.	WA	HMST	4,866	9.20	8.81	0.87	9.33	22.26	491.3	12.0	10.7	109.7	115.0	10.09	0.00
IF Bancorp, Inc.	IL	IROQ	564	14.27	14.27	0.60	3.92	16.85	68.7	20.3	20.1	85.5	85.5	12.19	0.59
Investors Bancorp, Inc.	NJ	ISBC	20,037	17.01	16.63	0.91	4.81	11.78	4,070.0	24.0	23.7	120.2	123.5	20.44	1.70
Jacksonville Bancorp, Inc.	IL	JXSB	306	14.91	14.14	1.02	6.92	23.56	42.2	13.5	15.0	92.5	98.3	13.78	1.36
Kearny Financial Corp.	NJ	KRNY	4,237	27.55	NA	0.15	0.98	11.35	1,061.5	NM	89.2	90.9	273.1	25.05	0.00
La Porte Bancorp, Inc.	IN	LPSB	521	15.99	14.58	0.90	5.59	14.05	78.2	16.1	16.2	94.2	105.1	15.07	1.14
Lake Sunapee Bank Group	NH	LSBG	1,512	9.44	6.15	0.69	7.15	14.59	121.9	11.9	11.4	90.3	149.2	8.10	3.84
Madison County Financial, Inc.	NE	MCBK	318	19.69	19.45	1.06	5.20	19.40	57.6	16.7	16.3	91.8	93.2	18.09	1.29
Malvern Bancorp, Inc.	PA	MLVF	624	12.79	12.79	0.47	3.59	15.53	101.9	34.5	38.3	127.6	127.6	16.32	0.00
Melrose Bancorp, Inc.	MA	MELR	218	21.00	21.00	(0.11)	(0.64)	14.30	40.5	NA	NA	88.4	88.4	18.57	0.00
Meridian Bancorp, Inc.	MA	EBSB	3,302	17.82	17.48	0.74	4.32	12.74	700.3	28.3	33.4	119.0	121.8	21.21	0.94
Meta Financial Group, Inc.	SD	CASH	2,310	9.06	8.20	0.76	8.80	43.42	301.7	17.0	14.3	144.1	160.8	13.06	1.20
MSB Financial Corp.	NJ	MSBF	417	9.90	9.90	0.11	0.98	11.20	66.7	NM	159.6	155.0	155.0	15.34	0.00
New York Community Bancorp, Inc.	NY	NYCB	48,649	11.95	7.30	1.02	8.53	17.66	7,846.7	15.8	15.8	135.0	232.6	16.13	5.66
Northfield Bancorp, Inc.	NJ	NFBK	3,147	17.72	17.28	0.64	3.15	14.97	684.4	35.6	35.5	123.3	127.1	21.85	1.87
Northwest Bancshares, Inc.	PA	NWBI	7,865	13.58	11.58	0.84	6.20	12.84	1,305.4	17.6	17.5	113.9	136.7	15.47	4.36
Ocean Shore Holding Co.	NJ	OSHC	1,019	10.49	10.04	0.64	6.23	15.78	101.0	14.6	14.5	92.4	97.0	9.69	1.52
OceanFirst Financial Corp.	NJ	OCFC	2,395	9.25	9.25	0.87	9.36	18.42	320.2	14.9	15.2	139.0	139.0	12.86	2.82
Oritani Financial Corp.	NJ	ORIT	3,353	15.44	15.44	1.44	9.10	15.08	663.7	13.7	16.5	128.2	128.2	19.79	4.64
Pathfinder Bancorp, Inc.	NY	PBHC	600	11.67	10.97	0.50	4.52	10.92	47.5	17.0	19.0	83.9	91.5	8.10	1.10
Poage Bankshares, Inc.	KY	PBSK	432	16.31	15.76	0.97	6.01	15.43	60.9	13.8	15.9	86.5	90.1	14.10	1.56
Polonia Bancorp, Inc.	PA	PBCP	291	13.39	13.39	0.03	0.25	12.29	41.0	NM	NM	105.0	105.0	14.06	0.00
Provident Financial Holdings, Inc.	CA	PROV	1,175	12.02	12.02	0.87	6.81	16.39	141.5	15.3	15.3	100.3	100.3	12.05	2.93
Provident Financial Services, Inc.	NJ	PFS	8,751	13.34	8.84	0.96	7.12	18.94	1,236.8	14.5	13.7	105.9	168.2	14.13	3.38
Prudential Bancorp, Inc.	PA	PBIP	504	24.22	24.22	0.50	2.02	14.51	125.0	53.7	134.8	105.3	105.3	25.49	0.83

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III (continued)

Financial and Market Data for All Public Thrifts

				Total	Tang.			Closing	Total	Price/	Price/	Price/	Price/	Price/
			Total	Equity/	Equity/	LTM	LTM	Price	Market	LTM	Core	Book	Tang.	Total	Div.
			Assets	Assets	Assets	ROA	ROE	8/31/15	Value	EPS	EPS	Value	Book	Assets	Yield
Company	State	Ticker	($mil.)	(%)	(%)	(%)	(%)	($)	($mil.)	(x)	(x)	(%)	(%)	(%)	(%)

Riverview Bancorp, Inc.	WA	RVSB	860	12.21	9.52	0.64	5.24	4.42	99.5	18.4	18.7	95.3	126.1	11.57	1.13
Severn Bancorp, Inc.	MD	SVBI	782	10.89	10.85	0.62	5.84	4.85	48.9	19.4	19.4	83.6	84.1	6.48	0.00
SI Financial Group, Inc.	CT	SIFI	1,409	10.83	9.65	0.33	2.88	11.34	138.7	31.5	29.5	90.9	103.3	9.84	1.41
Sunshine Bancorp, Inc.	FL	SBCP	477	14.01	12.31	(1.15)	(4.53)	14.09	59.6	NA	NA	97.5	114.9	12.65	0.00
Territorial Bancorp Inc.	HI	TBNK	1,743	12.53	12.53	0.84	6.58	25.96	252.3	17.0	17.8	115.6	115.6	14.48	2.62
Timberland Bancorp, Inc.	WA	TSBK	790	11.05	10.41	0.92	8.32	10.35	73.0	10.5	10.8	83.6	89.4	9.24	2.71
TrustCo Bank Corp NY	NY	TRST	4,741	8.49	8.48	0.92	10.81	5.92	563.3	13.1	13.3	139.8	140.0	11.87	4.43
United Community Bancorp	IN	UCBA	521	13.71	13.22	0.49	3.55	13.95	64.6	24.5	21.4	90.0	93.9	12.40	1.72
United Community Financial Corp.	OH	UCFC	1,923	12.30	12.30	0.74	5.61	4.99	238.4	18.5	18.8	100.8	100.8	12.40	2.00
United Financial Bancorp, Inc.	CT	UBNK	5,681	10.77	8.79	0.70	6.04	12.55	621.3	16.7	11.9	101.5	127.2	10.93	3.82
Waterstone Financial, Inc.	WI	WSBF	1,737	23.11	23.08	0.86	3.48	12.88	386.8	26.8	26.9	98.5	98.7	22.77	1.55
Wayne Savings Bancshares, Inc.	OH	WAYN	421	9.36	8.99	0.47	4.94	13.02	36.2	18.3	18.3	91.9	96.0	8.60	2.76
Wellesley Bancorp, Inc.	MA	WEBK	562	8.98	8.98	0.38	4.05	19.50	48.0	22.7	22.7	95.0	95.0	8.53	0.62
Westbury Bancorp, Inc.	WI	WBB	629	12.23	12.23	0.21	1.50	17.43	76.9	60.1	46.3	99.9	99.9	12.22	0.00
Westfield Financial, Inc.	MA	WFD	1,362	10.27	10.27	0.44	4.11	7.50	138.7	22.7	27.4	99.2	99.2	10.19	1.60
Wolverine Bancorp, Inc.	MI	WBKC	358	17.30	17.30	0.98	5.49	25.90	57.2	16.1	18.8	92.4	92.4	15.98	2.32
WSFS Financial Corporation	DE	WSFS	5,077	9.85	8.84	1.03	10.12	27.53	768.0	15.9	13.9	153.6	173.1	15.13	0.73
WVS Financial Corp.	PA	WVFC	330	9.72	9.72	0.43	4.22	10.91	22.3	16.5	NA	69.5	69.5	6.75	1.47

Average			3,056	13.62	12.79	0.79	6.53	988.75	457.1	21.6	26.7	110.9	120.8	14.19	1.47
Median			987	12.26	11.84	0.71	5.54	14.51	125.0	17.3	18.3	101.5	107.0	13.61	1.29

(1) Public thrifts traded on NYSE, NYSE Amex, and NASDAQ; excludes companies subject to pending acquisitions or mutual holding company ownership.

Source: SNL Financial; Feldman Financial.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Conversion Stock Offering

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	In connection with the Conversion, it is assumed that a charitable foundation will be established by the Association and funded with a contribution of $100,000 in cash along with the issuance of common stock shares equal to 4.0% of the total shares sold in the stock offering.

3.	The net offering proceeds are invested to yield a return of 0.64%, which represented the yield on two-year U.S. Treasury securities at June 30, 2015. The effective combined federal and state income tax rate was assumed to be 38.6%, resulting in a net after-tax yield of 0.39%.

4.	It is assumed that 8.0% of the total shares of common stock to be sold in the offering will be acquired by the Association's employee stock ownership plan ("ESOP"). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a 25-year loan to the ESOP from the Company. No re-investment is assumed on proceeds used to fund the ESOP.

5.	It is assumed that that the Association's restricted stock plan ("RSP") will purchase in the open market a number of shares equal to 4.0% of the total shares sold in the offering. Also, it is assumed that these shares are acquired at the initial public offering price of $10.00 per share. Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No re-investment is assumed on proceeds used to fund the RSP.

6.	It is assumed that an additional 10.0% of the total shares sold in the offering will be reserved for issuance by the Association's stock option plan. The pro forma net income has been adjusted to reflect the expense associated with the granting of options at an assumed options value of $3.35 per share. It is further assumed that options for all shares reserved under the plan were granted to plan participants at the beginning of the period and 25% were non-qualified options for income tax purposes, the options would vest at a rate of 20% per year, and compensation expense will be recognized on a straight-line basis over the five-year vesting period

7.	The fair value of stock options has been estimated at $3.35 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0.00%; an expected option life of 10 years; a risk-free interest rate of 2.35%; and a volatility rate of 19.30% based on an index of publicly traded thrift institutions.

8.	Total offering expenses are estimated at $1,211,000.

9.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

10.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

IV-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Central Federal Savings and Loan Association of Rolla

Pro Forma Conversion Valuation Range

Historical Financial Data as of June 30, 2015

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Adj. Max.
Total shares outstanding	1,149,200	1,352,000	1,554,800	1,788,020
Shares sold in the offering	1,105,000	1,300,000	1,495,000	1,719,250
Shares issued to foundation	44,200	52,000	59,800	68,770
Offering price	$10.00	$10.00	$10.00	$10.00
Pro forma market value	$11,492	$13,520	$15,548	$17,880

Gross proceeds	$11,050	$13,000	$14,950	$17,193
Less: estimated offering expenses	(1,211)	(1,211)	(1,211)	(1,211)
Net conversion proceeds	9,839	11,789	13,739	15,982
Less: cash contribution to foundation	(100)	(100)	(100)	(100)
Less: ESOP purchase	(919)	(1,082)	(1,244)	(1,430)
Less: RSP purchase	(460)	(541)	(622)	(715)
Net investable proceeds	$8,360	$10,066	$11,773	$13,737
Net Income:
Historical LTM ended 6/30/15	$162	$162	$162	$162
Pro forma income on net proceeds	33	39	46	54
Pro forma ESOP adjustment	(23)	(27)	(31)	(35)
Pro forma RSP adjustment	(56)	(66)	(76)	(88)
Pro forma option adjustment	(70)	(82)	(94)	(108)
Pro forma net income [excl. contribution]	$46	$26	$7	($15)
Pro forma earnings per share	$0.04	$0.02	$0.00	($0.01)
Core Earnings:
Historical LTM ended 6/30/15	$162	$162	$162	$162
Pro forma income on net proceeds	33	39	46	54
Pro forma ESOP adjustment	(23)	(27)	(31)	(35)
Pro forma RSP adjustment	(56)	(66)	(76)	(88)
Pro forma option adjustment	(70)	(82)	(94)	(108)
Pro forma core earnings [excl. contribution]	$46	$26	$7	($15)
Pro forma core earnings per share	$0.04	$0.02	$0.00	($0.01)
Total Equity	$13,664	$13,664	$13,664	$13,664
Net conversion proceeds	9,839	11,789	13,739	15,982
Plus: common stock issued to foundation	442	520	598	688
Less: charitable contribution expense, net	(333)	(381)	(429)	(484)
Less: ESOP purchase	(919)	(1,082)	(1,244)	(1,430)
Less: RSP purchase	(460)	(541)	(622)	(715)
Pro forma total equity	$22,233	$23,969	$25,706	$27,705
Pro forma book value	$19.35	$17.73	$16.53	$15.49
Tangible Equity	$13,664	$13,664	$13,664	$13,664
Net conversion proceeds	9,839	11,789	13,739	15,982
Plus: common stock issued to foundation	442	520	598	688
Less: charitable contribution expense, net	(333)	(381)	(429)	(484)
Less: ESOP purchase	(919)	(1,082)	(1,244)	(1,430)
Less: RSP purchase	(460)	(541)	(622)	(715)
Pro forma tangible equity	$22,233	$23,969	$25,706	$27,705
Pro forma tangible book value	$19.35	$17.73	$16.53	$15.49
Total Assets	$62,424	$62,424	$62,424	$62,424
Net conversion proceeds	9,839	11,789	13,739	15,982
Plus: common stock issued to foundation	442	520	598	688
Less: charitable contribution expense, net	(333)	(381)	(429)	(484)
Less: ESOP purchase	(919)	(1,082)	(1,244)	(1,430)
Less: RSP purchase	(460)	(541)	(622)	(715)
Pro forma total assets	$70,993	$72,729	$74,466	$76,465

IV-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at the Maximum Valuation

Central Federal Savings and Loan Association of Rolla

Historical Financial Data as of June 30, 2015

Valuation Parameters			Symbol		Data
Net income — LTM			Y		$162,000
Core earnings — LTM			Y		162,000
Net worth			B		13,664,000
Tangible net worth			B		13,664,000
Total assets			A		62,424,000
Expenses in conversion			X		1,211,000
Other proceeds not reinvested			O		1,866,100
ESOP purchase			E		1,244,000
ESOP expense (pre-tax)			F		50,489
RSP purchase			M		622,000
RSP expense (pre-tax)			N		123,779
Stock option expense (pre-tax)			Q		104,172
Charitable expense tax deduction			K		428,572
Option expense tax-deductible			D		25.00%
Re-investment rate (after-tax)			R		0.39%
Tax rate			T		38.60%
Shares for EPS			S		92.32%

Pro Forma Valuation Ratios at Maximum Value
Price / LTM EPS			P/E		NM
Price / Core EPS			P/E		NM
Price / Book Value			P/B		60.50%
Price / Tangible Book			P/TB		60.50%
Price / Assets			P/A		20.88%

Pro Forma Calculation at Maximum Value						Based on

V =			(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$15,548,000	[LTM earnings]
1 - (P/E * R)

V =			(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T))	=	$15,548,000	[Core earnings]
1 - (P/E * R)

V =			P/B * (B - X - E - M - K)	=	$15,548,000	[Book value]
1 - P/B

V =			P/TB * (B - X - E - M - K)	=	$15,548,000	[Tangible book]
1 - P/TB

V =			P/A * (B - X - E - M - K)	=	$15,548,000	[Total assets]
1 - P/A

Pro Forma Valuation Range
Minimum =	$13,520,000	x	0.85 =	$11,492,000
Midpoint =	$13,520,000	x	1.00 =	$13,520,000
Maximum =	$13,520,000	x	1.15 =	$15,548,000
Adj. Max. =	$15,548,000	x	1.15 =	$17,880,200

IV-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of August 31, 2015

			Comparative		All Public
Valuation		Central	Group		Thrifts (1)
Ratio	Symbol	Federal	Average	Median	Average	Median

Price / LTM EPS	P/E		17.9	16.1	21.6	17.3
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA

Price / Core EPS	P/E		18.7	16.3	26.7	18.3
Minimum	(x)	NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Adj. Maximum		NM	NA	NA	NA	NA

Price / Book Value	P/B		88.2	91.8	110.9	101.5
Minimum	(%)	51.7	-41.4%	-43.7%	-53.4%	-49.1%
Midpoint		56.4	-36.0%	-38.6%	-49.1%	-44.4%
Maximum		60.5	-31.4%	-34.1%	-45.4%	-40.4%
Adj. Maximum		64.6	-26.8%	-29.7%	-41.8%	-36.4%

Price / Tangible Book	P/TB		91.1	92.4	120.8	107.0
Minimum	(%)	51.7	-43.3%	-44.0%	-57.2%	-51.7%
Midpoint		56.4	-38.1%	-38.9%	-53.3%	-47.3%
Maximum		60.5	-33.6%	-34.5%	-49.9%	-43.5%
Adj. Maximum		64.6	-29.2%	-30.1%	-46.6%	-39.7%

Price / Total Assets	P/A		12.1	12.4	14.2	13.6
Minimum	(%)	16.2	33.6%	30.6%	14.0%	18.9%
Midpoint		18.6	53.5%	50.0%	31.0%	36.6%
Maximum		20.9	72.4%	68.4%	47.1%	53.4%
Adj. Maximum		23.4	93.0%	88.6%	64.7%	71.8%

(1) Excludes companies subject to MHC ownership or pending acquisition.

IV-4